Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF APRIL 13, 2026

among

LINCOLN EDUCATIONAL SERVICES CORPORATION,

as Borrower,

FIFTH THIRD BANK, NATIONAL ASSOCIATION,

as Agent and L/C Issuer,

THE LENDERS
FROM TIME TO TIME PARTY HERETO,

AND

FIFTH THIRD BANK, NATIONAL ASSOCIATION,
FLAGSTAR BANK, N.A.,
PROVIDENT BANK,
SANTANDER BANK, N.A.,

as Joint Lead Arrangers and Joint Bookrunners,

TABLE OF CONTENTS

Page

1.	DEFINITIONS		1
	1.1.	Certain Defined Terms	1
	1.2.	Accounting Terms and Determinations	1
	1.3.	Other Definitional Provisions and References	2
	1.4.	Pro Forma Adjustments	2
2.	ADVANCES AND LETTERS OF CREDIT		3
	2.1.	Advances and Borrowings	3
	2.2.	Prepayments/Commitment Termination	3
	2.3.	[Reserved].	4
	2.4.	Interest and Applicable Margins; Fees.	4
	2.5.	Tranche Rate Provisions	7
	2.6.	Letters of Credit	9
	2.7.	General Provisions Regarding Payment.	10
	2.8.	Loan Account	10
	2.9.	Taxes	10
	2.10.	Capital Adequacy	12
	2.11.	Notes	12
	2.12.	Increase in Commitments	12
	2.13.	Mitigation Obligations	13
	2.14.	Defaulting Lenders	14
	2.15.	Termination of Defaulting Lender	16
3.	REPRESENTATIONS AND WARRANTIES		16
	3.1.	Existence and Power; Affected Financial Institution	16
	3.2.	Organization and Authorization; No Contravention	16
	3.3.	Binding Effect	17
	3.4.	Capitalization	17
	3.5.	Financial Information	17
	3.6.	Litigation	18
	3.7.	Ownership of Property	18
	3.8.	No Default	18
	3.9.	Labor Matters	18
	3.10.	Regulated Entities	19

i

	3.11.	Margin Regulations	19
	3.12.	Compliance With Laws; Anti-Terrorism Laws	19
	3.13.	Taxes	19
	3.14.	Compliance with ERISA.	19
	3.15.	Brokers	20
	3.16.	[Reserved].	20
	3.17.	Environmental Compliance.	20
	3.18.	Intellectual Property	21
	3.19.	Real Property Interests	21
	3.20.	Full Disclosure	21
	3.21.	[Reserved].	21
	3.22.	Use of Proceeds	21
	3.23.	Insurance	22
	3.24.	Deposit Accounts	22
	3.25.	Government Contracts	22
	3.26.	[Reserved].	22
	3.27.	Bonding; Licenses	22
	3.28.	Solvency	22
	3.29.	Affiliate Transactions	22
	3.30.	Representations and Warranties in Loan Documents	22
	3.31.	Educational Approvals; Compliance with Educational Laws	22
	3.32.	Outbound Investment Rules	26
4.	AFFIRMATIVE COVENANTS		26
	4.1.	Maintenance of Existence and Conduct of Business	26
	4.2.	Payment of Charges.	27
	4.3.	Books and Records	27
	4.4.	Insurance	27
	4.5.	Compliance with Laws	27
	4.6.	[Reserved].	28
	4.7.	Intellectual Property	28
	4.8.	Environmental Matters	28
	4.9.	[Reserved]	28
	4.10.	[Reserved]	28
	4.11.	Cash Management	28
	4.12.	Maintenance of Property; Material Contracts	28

	4.13.	Inspection of Property and Books and Records	29
	4.14.	Use of Proceeds	29
	4.15.	Further Assurances.	29
	4.16.	Post-Closing Obligations..	30
5.	NEGATIVE COVENANTS		30
	5.1.	Asset Dispositions, Etc.	30
	5.2.	Investments; Loans and Advances	31
	5.3.	Indebtedness	31
	5.4.	Employee Loans and Affiliate Transactions	32
	5.5.	Capital Structure and Business	33
	5.6.	Contingent Obligations	33
	5.7.	Liens	34
	5.8.	Consolidations and Mergers	34
	5.9.	ERISA	34
	5.10.	Hazardous Materials	35
	5.11.	Sale Leasebacks	35
	5.12.	Restricted Payments	35
	5.13.	Change of Corporate Name or Location; Change of Fiscal Year	36
	5.14.	No Restriction on Distributions; No Negative Pledges	36
	5.15.	[Reserved]	36
	5.16.	[Reserved]	36
	5.17.	[Reserved]	36
	5.18.	Margin Stock; Use of Proceeds	36
	5.19.	Sanctions; Use of Proceeds	36
	5.20.	Prepayments of Other Indebtedness	37
	5.21.	Capital Expenditures	37
	5.22	Outbound Investment Rules	37
6.	FINANCIAL COVENANTS		37
	6.1.	Leverage Ratio	37
	6.2.	Interest Coverage Ratio	37
	7.	FINANCIAL STATEMENTS AND INFORMATION	37
	7.1.	Reports and Notices	37
	7.2.	Communication with Accountants	37
8.	CONDITIONS PRECEDENT.		38
	8.1.	Conditions to the Initial Advances	38

	8.2.	Further Conditions to Each Advance	38
9.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES		39
	9.1.	Events of Default	39
	9.2.	Remedies	41
	9.3.	Application of Proceeds	42
	9.4.	Waivers by Loan Parties	43
	9.5.	Actions in Concert	43
10.	EXPENSES AND INDEMNITY		43
	10.1.	Expenses	43
	10.2.	Indemnity	44
11.	AGENT		44
	11.1.	Appointment and Authorization	44
	11.2.	Agent and Affiliates	44
	11.3.	Action by Agent; Actions through Sub-Agents	45
	11.4.	Consultation with Experts	45
	11.5.	Liability of Agent	45
	11.6.	Indemnification	45
	11.7.	Right to Request and Act on Instructions	46
	11.8.	Credit Decision	46
	11.9.	Collateral Matters	46
	11.10.	Agency for Perfection	46
	11.11.	Notice of Default	47
	11.12.	Successor Agent	47
	11.13.	Disbursements of Revolving Credit Advances; Payment and Sharing of Payment	48
	11.14.	Funding and Settlement Provisions Applicable When Non-Funding Lenders Exist	50
	11.15.	Withholding Tax	51
	11.16.	Agent May File Proof of Claim	51
	11.17.	Agent in Individual Capacity	52
	11.18.	ERISA Fiduciary Representations and Warranties	52
	11.19.	Acknowledgments Regarding Erroneous Payments	53
12.	MISCELLANEOUS		54
	12.1.	Survival	54
	12.2.	No Waivers	54
	12.3.	Notices	54
	12.4.	Severability	55

12.5.	Amendments and Waivers	56
12.6.	Assignments; Participations; Replacement of Lenders	57
12.7.	Headings	60
12.8.	Confidentiality	60
12.9.	Waiver of Consequential and Other Damages	61
12.10.	Reinstatement	61
12.11.	Marshaling; Payments Set Aside	61
12.12.	GOVERNING LAW; SUBMISSION TO JURISDICTION	62
12.13.	WAIVER OF JURY TRIAL	62
12.14.	Publication; Advertisement	62
12.15.	Counterparts; Integration	63
12.16.	No Strict Construction	63
12.17.	USA PATRIOT Act Notification	63
12.18.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	63
12.19.	Acknowledgment Regarding any Supported QFCs	64
12.20.	Termination	64
12.21.	Amendment and Restatement; No Novation	64

v

INDEX OF ANNEXES, EXHIBITS,
SCHEDULES AND APPENDICES

Annex A	-	Letters of Credit
Annex B	-	Financial Statements and Projections Reporting
Annex C	-	Commitments
Annex D	-	Notice Information

Exhibit 2.1(A)	-	Form of Notice of Borrowing
Exhibit 2.5(A)	-	Form of Notice of Conversion/Continuation
Exhibit A	-	Form of Compliance Certificate
Exhibit B	-	Form of Note

Schedule 3.1	-	Existence, Organizational Identification Numbers, Foreign Qualifications, Prior Names
Schedule 3.4	-	Capitalization
Schedule 3.17	-	Environmental Compliance
Schedule 3.18	-	Intellectual Property
Schedule 3.19	-	Real Property Interests
Schedule 3.24	-	Deposit Accounts
Schedule 3.25	-	Government Contracts
Schedule 3.27	-	Surety Bond Agreements; IP License Agreements
Schedule 4.1	-	Corporate and Trade Names
Schedule 5.2	-	Existing Investments
Schedule 5.3	-	Indebtedness
Schedule 5.4	-	Employee Loans and Affiliate Transactions
Schedule 5.6	-	Contingent Obligations
Schedule 5.7	-	Liens

Appendix A	-	Definitions

AMENDED AND RESTATED CREDIT AGREEMENT

AMENDED AND RESTATED CREDIT AGREEMENT dated as of April 13, 2026, among Lincoln Educational Services Corporation, a New Jersey corporation (“Borrower”), the financial institutions or other entities from time to time parties hereto, each as a Lender, and FIFTH THIRD BANK, NATIONAL ASSOCIATION (as Agent and L/C Issuer).

RECITALS

WHEREAS, Borrower and Fifth Third Bank, National Association are parties to that certain Credit Agreement dated as of February 16, 2024 (as amended, modified, restated or supplemented prior to the date hereof, the “Existing Credit Agreement”). The Borrower has requested, and subject to the terms and conditions set forth in this Agreement, the Agent has agreed, to amend and restated the Existing Credit Agreement pursuant to the terms hereof; and

WHEREAS, Borrower desires that the Lenders extend a revolving credit facility to Borrower to provide funds necessary for the purposes of providing (a) working capital financing for Borrower, (b) funds for other general corporate purposes of Borrower, and (c) funds for other purposes permitted hereunder; and

WHEREAS, Borrower and each Loan Party desire to secure all of the Obligations by granting to Agent, for the benefit of the Secured Parties, a first-priority perfected Lien upon substantially all of its personal property, including, without limitation, all outstanding Stock of each Subsidiary, pursuant to the terms of the Loan Documents;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

1.	DEFINITIONS

1.1.      Certain Defined Terms.  For purposes of the Loan Documents, capitalized terms shall have the meanings as defined in this Agreement (including, as applicable, each Annex to this Agreement and Appendix A to this Agreement).

1.2.        Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including determinations made pursuant to the exhibits hereto) shall be made, and all Financial Statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP applied on a basis consistent with the most recent audited consolidated Financial Statements of Borrower and its Subsidiaries delivered to Agent and Lenders on or prior to the Closing Date.  If at any time any change in GAAP would, in either case, affect the computation of any financial ratio or financial requirement set forth in any Loan Document, and any of Agent, Borrower or Required Lenders shall so request, Agent, Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the final approval of Agent and Required Lenders); provided, that until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Loan Parties shall provide to Agent and Lenders Financial Statements and other documents required under this Agreement which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; provided, further, that (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party at “fair value”, as defined therein shall be disregarded for the purposes of computing any financial ratios and requirements herein and (ii) the effect of any changes to GAAP that would require leases which are, or would have been, classified as operating leases under GAAP as it exists on the Closing Date to be classified and accounted for as capital leases under the revised GAAP (including by reason of adoption of FASB Accounting Standards Update 2016-02) shall be disregarded for the purposes of computing any financial ratios and requirements herein. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the Loan Parties shall not, without the prior written consent of Agent (which shall not be unreasonably delayed, conditioned or withheld), cause or permit any material change in application of GAAP, or any material  method of GAAP utilized, by the Loan Parties in their Financial Statements after the Closing Date.

1.3.         Other Definitional Provisions and References.  References in this Agreement to “Sections”, “Annexes”, “Exhibits”, “Appendices” or “Schedules” shall be to Sections, Annexes, Exhibits, Appendices or Schedules of or to this Agreement unless otherwise specifically provided.  Any term defined herein may be used in the singular or plural.  “Include”, “includes” and “including” shall be deemed to be followed by “without limitation.”  Except as otherwise specified or limited herein, references to any Person include the successors and assigns of such Person.  The references “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including,” respectively.  References in any Loan Document to the knowledge (or an analogous phrase) of any Loan Party are intended to signify that such Loan Party has actual knowledge or awareness of a particular fact or circumstance or that such Loan Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.  Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among parties hereto shall be made in lawful money of the United States and in immediately available funds.  Time is of the essence in Borrower’s and each other Loan Party’s performance under this Agreement and all other Loan Documents.  All amounts used for purposes of financial calculations required to be made herein shall be without duplication.  Except as otherwise specified or limited herein, references to any statute or act shall include all related regulations, rules and orders and all amendments and supplements and any successor or replacement statutes, acts and regulations.  References to any statute or act, without additional reference, shall be deemed to refer to federal statutes and acts of the United States.  References to any agreement, instrument or document (including the Loan Documents and any Organizational Document) shall include all schedules, exhibits, annexes, appendices and other attachments thereto and shall be construed as referring to such agreement, instrument or document as from time to time amended, amended and restated, modified, extended, restated, replaced or supplemented (subject to any restrictions on such amendments, amendments and restatements, modifications, extensions, restatements, replacements and supplements set forth herein or in any other Loan Document).

1.4.         Pro Forma Adjustments.

(a)       Ratio Acquisition Adjustments.  For purposes of calculating the Total Leverage Ratio for any period of measurement that includes the date of the consummation of any Permitted Acquisition, EBITDA shall be adjusted on an historical pro forma basis to include the financial results of such acquired Person or line of business as if such Permitted Acquisition had been consummated on the first day of such period of measurement, in each case calculated in the same manner as the applicable component is calculated pursuant to this Agreement, but including only such pro forma adjustments to such component as are acceptable to Agent, in its reasonable discretion.

(b)         Ratio Disposition Adjustments.  For purposes of calculating the Total Leverage Ratio for any period of measurement that includes the date of any sale or disposition of any Person or line of business, EBITDA shall be adjusted on an historical pro forma basis to exclude the financial results of such Person or line of business so sold or disposed of, in each case calculated in the same manner as the applicable component is calculated pursuant to this Agreement, but including only such pro forma adjustments to such component as are acceptable to Agent, in its reasonable discretion.

2.	ADVANCES AND LETTERS OF CREDIT

2.1.         Advances and Borrowings.

(a)       Subject to the terms and conditions hereof, each Lender severally (and not jointly) agrees to make available to Borrower from time to time until the Commitment Termination Date its Pro Rata Share of advances pursuant to its Revolving Loan Commitment (each, an “Advance”); provided, that (i) the aggregate principal amount of such Advances will not result in such Lender’s Revolving Exposure exceeding the Revolving Loan Commitment or (ii) the aggregate Revolving Exposure of all Lenders exceeding the aggregate Revolving Loan Commitments of all Lenders.  Until the Commitment Termination Date, Borrower may from time to time borrow, repay and reborrow under this Section 2.1(a).

(i)          Borrower shall deliver to Agent a Notice of Borrowing with respect to each proposed borrowing of an Advance (other than Advances made pursuant to clause (ii) of this Section 2.1(a)), such Notice of Borrowing to be delivered no later than: (A) 10:00 a.m. (Cincinnati, Ohio time) (or such later time acceptable to Agent in its sole discretion) on the day of such proposed borrowing, in the case of Base Rate Loans, and (B) 10:00 a.m. (Cincinnati, Ohio time) on the day that is three U.S. Government Securities Business Days prior to such proposed borrowing, in the case of Tranche Rate Loans.  Once given, a Notice of Borrowing shall be irrevocable and Borrower shall be bound thereby.

(ii)        Borrower hereby authorizes each Lender to make Advances based on telephonic or electronic notices made by any Person which Agent, in good faith, believes to be acting on behalf of Borrower, in accordance with procedures established by or otherwise acceptable to Agent from time to time in its sole discretion (including Agent’s confirmation of such notices). All Advances will be advanced to the Borrower’s Account, unless Borrower otherwise instructs Agent.

(b)         The making of each Advance by Agent or any Lender under Section 2.1(a) will be deemed to be a representation by Borrower that the Advance will not violate the terms of Section 2.1(a).  Neither Agent nor any Lender shall have any duty to follow, or any liability for, the application by Borrower of any proceeds of any Advance.

2.2.          Prepayments/Commitment Termination.

(a)          Termination of Revolving Loan Commitments.

(i)          Borrower may at any time on at least five Business Days’ prior written notice (or such shorter time as Agent may agree in its sole discretion) to Agent terminate the Revolving Loan Commitments of all the Lenders; provided that, upon such termination, all Advances and other Obligations shall be immediately due and payable in full and all Letter of Credit Obligations shall be cash collateralized or otherwise satisfied in accordance with Annex A.  Any voluntary termination of the Revolving Loan Commitments must be accompanied by payment of any Tranche Rate funding breakage costs in accordance with Section 2.5(e).  Upon any such termination of the Revolving Loan Commitments, Borrower’s right to request Advances, or request that Letter of Credit Obligations be incurred on its behalf, shall simultaneously be permanently terminated.

(ii)          All of the Obligations shall, if not sooner paid or required to be paid pursuant to this Agreement or any other Loan Document, be due and payable in full on the Commitment Termination Date.

(b)          Mandatory Prepayments. Subject to Section 2.1(b), if at any time the outstanding balance of the aggregate Revolving Exposure exceeds the Revolving Loan Commitment then in effect (any and all such excess Revolving Exposure is herein referred to, collectively, as an “Overdrawn Amount”), Borrower shall promptly, and in any event within two (2) Business Days, repay the aggregate outstanding Advances to the extent required to eliminate such Overdrawn Amount.  If any such Overdrawn Amount remains after repayment in full of the aggregate outstanding Advances, Borrower shall provide cash collateral for the Letter of Credit Obligations in the manner set forth in Annex A to the extent required to eliminate such Overdrawn Amount.

(c)         Optional Prepayments.  The Borrower may, upon notice to the Agent, at any time and from time to time prepay any Advance in whole or in part without premium or penalty, subject to the requirements contained herein (including this Section and Section 2.7). Each partial prepayment of any Tranche Rate Loan shall be in an amount that would be permitted in the case of an Advance of a Tranche Rate Loan as provided in Section 2.5.

(d)         Application of Prepayments. Any prepayment shall include accrued interest on the principal amount being repaid and with respect to any prepayment of a Tranche Rate Loan shall be subject to Section 2.5(e).  All prepayments of an Advance shall be applied first to that portion of such Advance comprised of Base Rate Loans and then to that portion of such Advance comprised of Tranche Rate Loans, in direct order of Interest Period maturities.

(e)         No Implied Consent.  Nothing in this Section 2.2 shall be construed to constitute Agent’s or any Lender’s consent to any transaction that is not expressly permitted by other provisions of this Agreement or the other Loan Documents or a waiver of any Event of Default arising therefrom.

2.3.         [Reserved].

2.4.         Interest and Applicable Margins; Fees.

(a)         Subject to Sections 2.4(c) and 2.4(d), each Advance shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to the Tranche Rate or the Base Rate, as the case may be, plus the Applicable Margin.  Each determination of an interest rate by Agent shall be conclusive and binding on Borrower and the Lenders in the absence of manifest error.  All computations of Fees and interest payable under this Agreement shall be made on the basis of a 360-day year and actual days elapsed, except that interest computed by reference to the Base Rate shall be computed on the basis of a 365-day year (366 days in the case of a leap year) and actual days elapsed.  Interest and Fees shall accrue during each period during which interest or such Fees are computed from (and including) the first day thereof to (and including) the last day thereof.

(b)          All as determined by Agent in accordance with the Loan Documents and Agent’s loan systems and procedures periodically in effect, interest shall be paid in arrears (i) on each Interest Payment Date and (ii) on the date of each payment or prepayment of Advances on and after the Commitment Termination Date.  Agent may estimate the amount of interest that Borrower will owe on Borrower’s periodic statements and Agent may adjust the amount of interest owed on each subsequent statement provided to Borrower to reflect any differential between the estimated amount of interest shown on Borrower’s preceding statement and the actual amount of interest determined to have been due by Agent on the preceding Interest Payment Date.  Borrower agrees to pay the amount shown due on the Interest Payment Date on each of Borrower’s periodic statements on each Interest Payment Date.

(c)          At the election of Agent or the Required Lenders while any Event of Default exists and continues (or automatically while any Event of Default under Section 9.1(a), 9.1(h) or 9.1(i) exists and continues), interest (after as well as before entry of judgment thereon to the extent permitted by Law) on the Advances and the Letter of Credit Fees shall increase, from and after the date of occurrence of such Event of Default, to a rate per annum which is determined by adding 2.0% per annum to the Applicable Margin or Letter of Credit Fee, as applicable, then in effect for such Advances (plus the Tranche Rate or the Base Rate, as the case may be) or Letter of Credit Obligations, as applicable (the “Default Rate”).  All such interest shall be payable on demand of Agent or the Required Lenders.

(d)          Anything herein to the contrary notwithstanding, the obligations of Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any Law applicable to such Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, and in such event Borrower shall pay such Lender interest at the highest rate permitted by applicable Law (“Maximum Lawful Rate”) for such period; provided, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.

(e)          Fees.

(i)          Fee Letter.  Borrower agrees to pay to Agent, for its own account or the account of the Lenders as provided in the Fee Letter, Fees payable in the amounts and at the times as set forth in the Fee Letter.

(ii)       Unused Line Fees.  Borrower agrees to pay to Agent for the account of each Lender according to its Pro Rata Share of the Revolving Loan Commitments, a commitment Fee (the “Unused Line Fee”), which shall accrue, as of each day during the period from and including the Closing Date to but excluding the date on which the Revolving Loan Commitments terminate, at a rate per annum equal to the Applicable Margin for Unused Line Fees, on the then daily amount of the difference of the Revolving Loan Commitments of all Lenders minus the sum of (A) the aggregate outstanding amount of all Advances of all Lenders plus (B) the outstanding amount of Letter of Credit Obligations. The accrued Unused Line Fee shall be payable in arrears on each Interest Payment Date, all as determined by Agent in accordance with the Loan Documents and Agent’s loan systems and procedures periodically in effect.  Accruals of the Unused Line Fee shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed during the applicable period (including the first day but excluding the last day of such period).

(iii)        Letter of Credit Fees.  Borrower agrees to pay to Agent:

(A)         For the account of each Lender according to its Pro Rata Share of the Revolving Loan Commitments, as compensation to such Lenders for their participation interest in the Letter of Credit Obligations incurred hereunder with respect to Letter of Credit (“Letter of Credit Fee”):

(a) with respect to each standby Letter of Credit, for each applicable period during which such Letter of Credit Obligation shall remain outstanding, a Fee in an amount equal to the Applicable Margin for Tranche Rate Loans from time to time in effect multiplied by the maximum amount available from time to time to be drawn under such Letter of Credit, which Fee shall be payable (as more specifically determined pursuant to the applicable Loan Documents with respect to such Letter of Credit and otherwise as determined by Agent in accordance with the Loan Documents and Agent’s loan systems and procedures periodically in effect): quarterly in arrears on the last Business Day of each calendar quarter; and

(b) with respect to each commercial Letter of Credit, a Fee in an amount equal to the Applicable Margin for Tranche Rate Loans in effect on such date of issuance on the stated amount of such Letter of Credit, which Fee shall be payable (as more specifically determined pursuant to the applicable Loan Documents with respect to such Letter of Credit and otherwise as determined by Agent in accordance with the Loan Documents and Agent’s loan systems and procedures periodically in effect) in advance on the date of issuance of such Letter of Credit.

(B)         For the account of L/C Issuer, on demand, such Fees (including all current issuance, opening, closing, transfer, amendment, draw, renewal, negotiation and other letter of credit administration fees) and other actual charges and expenses of Lender in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

(C)        Borrower further agrees to pay to Agent and each Lender, on demand, all actual costs and expenses incurred by Agent or any Lender on account of any Letter of Credit Obligations.

All such Fees are fully earned by the applicable Lenders when paid and non-refundable.  The Letter of Credit Fee will be calculated on the basis of the actual number of days elapsed in a 360-day year.  If any Letter of Credit is cancelled for any reason before the stated expiry date thereof, the Letter of Credit Fee or any other Fee paid in advance will not be refunded and will be retained by the applicable Lenders solely for their account.

(iv)      NSF Fees. In addition to, and without limiting, any other provision of this Agreement or the other Loan Documents, Agent may impose a non-sufficient funds fee for any check that is presented for payment that is returned for any reason.

2.5.          Tranche Rate Provisions.

(a)          Elections.  Subject to the provisions of Section 9.2, Borrower may request that Advances permitted to be made hereunder be Tranche Rate Loans and that outstanding portions of Advances made hereunder be converted to Tranche Rate Loans.  Any request with respect to a new Advance will be made by submitting a Notice of Borrowing to Agent.  Once given, and except as provided in clauses (b)-(f) below, a Notice of Borrowing shall be irrevocable and Borrower shall be bound thereby.  In the case of any conversion of a Base Rate Loan to a Tranche Rate Loan, any conversion of an existing Tranche Rate Loan to a new Tranche Rate Loan with a different Interest Period, or any conversion of a Tranche Rate Loan to a Base Rate Loan, such election must be made pursuant to a Notice of Conversion.  In addition to the other provisions of this Agreement, as a condition to any Tranche Rate election hereunder, on or before the date on which the applicable Tranche Rate Loan is to be advanced or converted hereunder, in each case in accordance with Agent’s loan policies and procedures periodically in effect, Borrower shall notify Agent of each of the following: (i) the requested amount of such Tranche Rate Loan, (ii) the Interest Period that Borrower has elected to apply to such Tranche Rate Loan, and (iii) the date of the requested Advance or conversion. In the absence of a Notice of Conversion submitted to Agent not later than 10:00 a.m. Cincinnati, Ohio time (or such later time acceptable to Agent in its sole discretion) at least three U.S. Government Securities Business Day prior to such  Business Day on which such Interest Period expires, Borrower will be deemed to have requested that the Tranche Rate Loan then maturing be continued as a Tranche Rate Loan for the same Interest Period commencing on the date on which such expiring Interest Period ends.  If Borrower requests a new Advance but fails to submit a Notice of Borrowing as required by this paragraph, and if Borrower would otherwise be entitled to elect a Tranche Rate Loan under the terms of this Agreement, Borrower will be deemed to have elected to have such principal amount bear interest as a Tranche Rate Loan with a Tranche Interest Period of one month, commencing on the date of the Advance.  Unless otherwise permitted by Agent in its sole discretion: (A) in no event may the last day of any Interest Period exceed the Commitment Termination Date, (B) in no event may any new Interest Period commence with respect to any Tranche Rate  Loan requested to be converted hereunder prior to the expiration of the applicable Interest Period then in effect with respect to such Tranche Rate Loan, (C) there may be no more than five Tranche Rate  Loans outstanding at any one time, and (D) if required by Agent in its sole discretion at any time and from time to time, each request for a Tranche Rate Loan, whether by original issuance or conversion, shall be in a minimum amount of $100,000 and, if in excess of such amount, in an integral multiple of $100,000 in excess of such amount.

(b)          Temporary Replacement of the Tranche Rate and Tenor Replacement. In the event, prior to commencement of any Interest Period relating to a Tranche Rate Loan, Agent shall determine or be notified by Required Lenders that either: (i) the Tranche Rate is unavailable, unrepresentative, or unreliable,  (ii) the Tranche Rate as determined by Agent will not adequately and fairly reflect the cost to Lenders of funding their Tranche Rate Loans for such Interest Period, or (iii) the making or funding of Tranche Rate Loans has become impracticable; then, in any such case, Agent shall promptly provide notice of such determination to Borrower and Lenders (which shall be conclusive and binding on all parties hereto absent manifest error), and (A) any request for a Tranche Rate Loan or for a conversion to or continuation of a Tranche Rate Loan shall be automatically withdrawn and shall be deemed a request for a Base Rate Loan, (B) each Tranche Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan, and (C) the obligations of Lenders to make Tranche Rate Loans shall be suspended until Agent or Required Lenders determine that the circumstances giving rise to such suspension no longer exist, in which event Agent shall so notify Borrower and Lenders.

At any time (including in connection with the implementation of a Successor Rate), Agent may remove any tenor of a Tranche Rate that is unavailable, non-representative, or not in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, in Agent’s sole discretion, for Tranche Rate settings; provided, however, that Agent may reinstate such previously removed tenor for Tranche Rate settings, if Agent determines in its sole discretion that such tenor has become available and representative again

(c)          Tranche Rate Replacement.

(i)         Notwithstanding anything to the contrary herein or in any other Loan Document (and any Rate Contract shall be deemed not to be a “Loan Document” for purposes of this Section 2.5(c)), but without limiting Section 2.5(b) above, if Agent determines (which determination shall be conclusive and binding on all parties hereto absent manifest error) that any of the circumstances described in Section 2.5(b)(i)-(iii) has occurred and is unlikely to be temporary or the administrator of the Tranche Rate or a Governmental Authority having or purporting to have jurisdiction over Agent has made a public statement identifying a specific date (the “Scheduled Unavailability Date”) after which the Tranche Rate will no longer be representative or made available or used for determining the interest rate of loans or otherwise cease or no longer be in compliance or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Benchmarks, and there is no successor administrator satisfactory to Lender, then on a date and time determined by Agent, but no later than the Scheduled Unavailability Date, the Tranche Rate will be replaced hereunder and under any other Loan Document with Daily Simple SOFR (the “Successor Rate”).

(ii)         Notwithstanding anything to the contrary herein, if Agent determines that the Successor Rate designated in Section 2.5(c)(i) above is not available or administratively feasible, or if any of the circumstances described in Section 2.5(c)(i) with regard to the Tranche Rate has occurred with respect to a Successor Rate then in effect, Agent may replace the Tranche Rate or any then current Successor Rate in accordance with this Section 2.5(c) with another alternative benchmark rate and a Spread Adjustment, giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities and any recommendations of a relevant Governmental Authority, and which Spread Adjustment or method for calculating such Spread Adjustment shall be published on an information service as selected by Lender from time to time in its reasonable discretion.

(iii)         If the Successor Rate is based on Daily Simple SOFR, interest shall be due and payable in arrears on the last Business Day of each quarter.

(iv)       Any such alternative benchmark rate and Spread Adjustment shall constitute a Successor Rate hereunder.  Any Successor Rate shall become effective on the date set forth in a written notice provided by Agent to Borrower and Lenders (such date to be five or more Business Days after the date of such notice) unless the Required Lenders have provided written notice of their objection to such Successor Rate on or before the fifth Business Day after Agent provides such notice. For the avoidance of doubt, from and after such date (i) all Tranche Rate Loans shall bear interest at the Successor Rate plus the Applicable Margin; and (ii) all references herein and in any other Loan Documents to “Tranche Rate” shall mean and refer to the Successor Rate.

(v)          Notwithstanding anything to the contrary herein, if the Successor Rate would be less than the Index Floor, the Successor Rate will be deemed to be the Index Floor for the purposes of this Agreement and the other Loan Documents. Further, if the interest rate to be replaced is rounded upwards to the next 1/8th of 1% under the terms of this Agreement or any Loan Document, the Successor Rate shall also be rounded up to the next 1/8th; provided, further, that this provision governing rounding shall not apply if Borrower has a Rate Contract in effect with respect to all or part of an Advance.

(vi)         Lender does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, or any other matter related to the Tranche Rate or any Successor Rate, including the selection of such rate, any related Spread Adjustment, or any Conforming Changes, or whether the composition or characteristics of any Successor Rate and Spread Adjustment or Conforming Changes will be similar to, or produce the same value or economic equivalence of, the initial Tranche Rate.

(vii)        Notwithstanding anything to the contrary contained herein, if, after the Closing Date, Borrower enters into a Rate Contract with respect to all or part of a Tranche Rate Loan and the floating interest rate under the Rate Contract is Daily Simple SOFR, Agent may replace the Tranche Rate hereunder with Daily Simple SOFR and a Spread Adjustment without the consent of any other party hereto; provided further that, if subsequent thereto, Agent and Borrower amend such Rate Contract to include, or terminate such Rate Contract and enter into a new Rate Contract with, a floating interest rate thereunder of the original Tranche Rate, then Agent may further replace Daily Simple SOFR hereunder with the original Tranche Rate (and a Spread Adjustment, if applicable) hereunder without the consent of any other party hereto; and, in either such event, (A) such rate shall be a Successor Rate hereunder, and (B) Agent shall provide written notice thereof to Borrower and the Lenders.

(d)          Illegality.  Notwithstanding any other provisions hereof, if any Law shall make it unlawful for any Lender to make, fund or maintain Tranche Rate Loans, such Lender shall promptly give notice of such circumstances to Agent, Borrower and the other Lenders.  In such an event, (i) the commitment of the Lenders to make Tranche Rate Loans, continue Tranche Rate Loans as Tranche Rate Loans or convert Base Rate Loans to Tranche Rate Loans shall be immediately suspended and (ii) any outstanding Tranche Rate Loans shall be converted automatically to Base Rate Loans on the last day of the Interest Period thereof or at such earlier time as may be required by Law.

(e)        Tranche Rate Breakage Fee.  Upon (i) any default by Borrower in making any borrowing of, conversion into or conversion of any Tranche Rate Loan following Borrower’s delivery to Agent of any applicable Notice of Borrowing or Notice of Conversion or (ii) any payment of a Tranche Rate Loan on any day that is not the last day of the Interest Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), Borrower shall promptly pay each Lender an amount equal to the amount of any losses, expenses and liabilities (including any loss (including interest paid) in connection with the re-employment of such funds) that such Lender sustains as a result of such default or such payment.

(f)          Increased Costs.  If, after the Closing Date, any Change in Law:  (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the Board of Governors of the Federal Reserve System, or any successor thereto, but excluding any reserve included in the determination of the Tranche Rate pursuant to the provisions of this Agreement), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by any Lender, or (ii) shall impose on any Lender any other condition affecting its Tranche Rate Loans, any of its notes issued pursuant hereto (if any) or its obligation to make Tranche Rate Loans; and the result of anything described in these clauses (i) and (ii) is to increase the cost to (or to impose a cost on) such Lender of making or maintaining any Tranche Rate Loan, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or under any of its notes issued pursuant hereto (if any) with respect thereto, then upon demand by such Lender, Borrower shall promptly pay directly to such Lender such additional amount as will compensate such Lender for such increased cost or such reduction.

(g)          Conforming Changes.  In connection with the use, implementation, or administration of the Tranche Rate, including any temporary or permanent replacement for the Tranche Rate, Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.  Agent will promptly notify Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use, implementation, or administration of the Tranche Rate, or any temporary or permanent replacement for the Tranche Rate.

2.6.         Letters of Credit.  Subject to and in accordance with the terms and conditions contained herein and in Annex A, Borrower shall have the right to request, and Lenders agree to incur, or purchase participations in, Letter of Credit Obligations in respect of Borrower and its Subsidiaries.

2.7.          General Provisions Regarding Payment.

(a)          Borrower shall deliver to Agent a notice of prepayment with respect to each proposed prepayment of an Advance hereunder, such notice of prepayment to be delivered no later than: (A) 10:00 a.m. (Cincinnati, Ohio time) (or such later time acceptable to Agent in its sole discretion) on the day of such proposed prepayment, in the case of Base Rate Loans, and (B) 10:00 a.m. (Cincinnati, Ohio time) on the day that is three U.S. Government Securities Business Days prior to such proposed prepayment, in the case of Tranche Rate Loans.  Once given, a notice of prepayment shall be irrevocable and Borrower shall be bound thereby.

(b)        Borrower shall make each payment under this Agreement to each Lender at the office or account designated by each Lender not later than 12:00 noon (Cincinnati, Ohio time) on the day when due in immediately available funds in Dollars. For purposes of computing interest and Fees as of any date, all payments shall be deemed received on the Business Day on which immediately available funds therefor are received prior to 10:00 a.m. Cincinnati, Ohio time.  Payments received after 10:00 a.m. Cincinnati, Ohio time on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day so long as such funds are available funds.

2.8.         Loan Account.  Agent shall maintain a loan account (the “Loan Account”) on its books in accordance with the Register to record all Advances, all payments made by Borrower, and all other debits and credits as provided in this Agreement with respect to the Advances or any other Obligations.  All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time.  The balance in the Loan Account, as recorded on Agent’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrower; provided, that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower’s duty to pay the Obligations.  Agent shall render to Borrower a monthly accounting of transactions with respect to the Advances setting forth the balance of the Loan Account for the immediately preceding month.  Each and every such accounting shall be presumptive evidence of all matters reflected therein absent manifest error.

2.9.         Taxes.

(a)          Gross-up for Taxes.  All payments of principal and interest on the Advances and all other amounts payable hereunder or any other Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable Law.  If any withholding or deduction from any payment to be made by any Loan Party hereunder or under any other Loan Document is required in respect of any Taxes pursuant to any applicable Law, then the applicable Loan Party will (i) pay directly to the relevant authority the full amount required to be so withheld or deducted, (ii) promptly forward to Agent and any applicable Lender an official receipt or other documentation satisfactory to Agent or such Lender evidencing such payment to such authority, and (iii) if the Tax is an Indemnified Tax, pay to Agent for the account of Agent and each applicable Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by Agent and each Lender will equal the full amount Agent and such Lender would have received had no such withholding or deduction been required.  The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes.  If any Indemnified Taxes are directly asserted against Agent or any Lender (or any of its Affiliates) with respect to a payment received hereunder or any other Loan Document or with respect to, or arising from, the obligations of the Loan Parties under any Loan Document, the Loan Parties shall jointly and severally indemnify Agent or such Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Agent or such Lender and any reasonable, out-of-pocket expenses arising therefrom or with respect thereto (including reasonable, out-of-pocket attorneys’ or tax advisor fees and expenses actually incurred), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive and binding absent manifest error.

(b)          Interest and Penalties.  If Borrower or any other applicable Loan Party fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to Agent, for the account of Agent and the respective Lenders, the required receipts or other required documentary evidence, Borrower and the other Loan Parties shall jointly and severally indemnify Agent and Lenders for any incremental Taxes, interest or penalties and reasonable, out-of-pocket costs and expenses (including reasonable attorneys’ and tax advisor fees and expenses actually incurred) that may become payable by Agent or any Lender (or any of its Affiliates) as a result of any such failure.

(c)          Withholding Documentation.  Each Lender that is organized under the Laws of a jurisdiction other than the United States and is a party hereto on the Closing Date or purports to become an assignee of an interest pursuant to Section 12.6(a) after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) (each such Lender a “Foreign Lender”) shall execute and deliver to each of Borrower and Agent (as Borrower or Agent may reasonably request) one or more United States Internal Revenue Service Forms W-8ECI, W-8BEN, W-8BEN-E, or W-8IMY (with applicable attachment), as applicable, and other applicable forms, certificates or documents prescribed by the United States Internal Revenue Service or reasonably requested by Agent certifying as to such Lender’s entitlement to an exemption from, or reduction of, withholding or deduction of U.S. federal withholding Taxes.  Each Lender that is a U.S. Person on the Closing Date or purports to become an assignee of an interest pursuant to Section 12.6(a) after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) shall execute and deliver to each of Borrower and Agent (as Borrower or Agent may reasonably request) one or more United States Internal Revenue Service Form W-9.  In addition, if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to Borrower and Agent at the time or times prescribed by Law and at such time or times reasonably requested by Borrower or Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Agent in writing of its legal inability to do so.

(d)          Treatment of Certain Refunds.  If any Lender or Agent determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.9 (including by the payment of additional amounts pursuant to this Section 2.9(d)), it shall, so long as no Event of Default is occurring, pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Lender, Agent or their respective Affiliates and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  The Loan Parties, upon the request of such indemnified party, shall repay to such Lender or Agent the amount paid over pursuant to this Section 2.9(d) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Lender, Agent or their respective Affiliates is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 2.9(d), in no event will any Lender or Agent be required to pay any amount to a Loan Party pursuant to this Section 2.9(d) the payment of which would place such Person (or its Affiliates) in a less favorable net after-Tax position than such Person (or its Affiliates) would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This Section 2.9(d) shall not be construed to require any Lender, Agent, or their Affiliates to make available its respective Tax returns (or any other information relating to its Taxes that it deems confidential) to a Loan Party or any other Person.

(e)          Usage of Terms. For the purposes of this Section 2.9 and the definitions of Excluded Tax, Indemnified Tax, Taxes, and Other Taxes used therein, “Lender” means any Lender or L/C Issuer and, subject to Section 12.6(b), any Participant.

2.10.       Capital Adequacy.  If Lender or any Person controlling Lender shall reasonably determine that any Change in Law has or would have the effect of reducing the rate of return on Lender’s or such controlling Person’s capital as a consequence of Lender’s obligations hereunder or under any Letter of Credit to a level below that which Lender or such controlling Person could have achieved but for such Change in Law, then from time to time, upon demand by Lender, Borrower shall promptly pay to Lender such additional amount as will compensate Lender or such controlling Person for such reduction.

2.11.      Notes.  Lender may request that Advances made by it be evidenced by a Note.  In such event, Borrower shall prepare, execute and deliver to Lender a Note payable to the order of Lender (or, if requested by Lender, to Lender and its registered assigns) and in a form approved by Lender.  Thereafter, subject to Section 2.8, the Advances evidenced by such Notes and interest thereon shall at all times be represented by one or more Notes in such form payable to the order of the payee named therein (or, if any such Note is a registered note, to such payee and its registered assigns) and this Agreement.

2.12.          Increase in Commitments.

(a)          Request for Increase.  From time to time after the Closing Date, Borrower may, upon at least 15 days’ written notice to Agent (which shall promptly provide a copy of such notice to each Lender), prior to the Commitment Termination Date, request an increase in the Revolving Loan Commitments (an “Increase”); provided, that, (i) the aggregate amount of all such Increases shall not exceed $25,000,000, and (ii) any such request for an increase shall be in a minimum amount of $5,000,000.  Each such notice shall specify the date (each, an “Increased Amount Date”) on which Borrower proposes that the Increase shall be effective, which shall be a date not less than 15 days after the date on which such notice is delivered to Agent.  Each Lender shall have the right for a period of 10 days following receipt of such notice, to elect by written notice to Borrower and Agent to increase its Revolving Loan Commitment by a principal amount equal to its Pro Rata Share of the applicable Increase.  Any Lender who fails to respond to any such notice shall be deemed to have elected to not participate in any such Increase.  No Lender (or any successor thereto) shall have any obligation to make any Increase, and any decision by a Lender to make an Increase shall be made in its sole discretion independently from any other Lender.  Any fees payable by Borrower in connection with any Increase shall relate solely to the increase to the Revolving Loan Commitment and not to Advances outstanding or Revolving Loan Commitments available prior to the Increased Amount Date.

(b)         If any Lender shall not elect to make an Increase pursuant to subsection (a) of this Section 2.12, Borrower may designate another bank, investment fund or other institution which at the time agrees to become a party to this Agreement (an “Additional Lender”) and to provide some or all of the shortfall; provided, that any Additional Lender must be acceptable to Agent, which acceptance will not be unreasonably withheld or delayed.

(c)        Such Increase shall become effective as of such Increased Amount Date; provided, that (1) no Default or Event of Default shall exist on such Increased Amount Date before and after giving effect to such Increase; (2) Borrower shall deliver to Agent a certificate of each Loan Party dated as of the Increased Amount Date signed by a Responsible Officer of such Loan Party (x) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (y) in the case of Borrower, certifying that, before and after giving effect to such increase, (A) each representation or warranty by any Loan Party contained herein or in any other Loan Document is true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality or Material Adverse Effect in the text thereof), except to the extent that such representation or warranty expressly relates to an earlier date in which case such representation or warranty is true and correct in all material respects as of such earlier date (except that such material qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), and (B) no Default exists or would result therefrom, (ii) (x) upon the reasonable request of Agent or any Lender made at least 10 days prior to the Increased Amount Date, Borrower shall have provided to Agent or such Lender, and Agent or such Lender shall be reasonably satisfied with, the documentation or other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation the USA Patriot Act, in each case at least three days prior to the Increased Amount Date and (y) at least three days prior to the Increased Amount Date, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered to Agent or any Lender, upon reasonable request, a Beneficial Ownership Certification in relation to such Loan Party and (iii) customary legal opinions, borrowing notices and other documents reasonably requested by Agent.

(d)          On any Increased Amount Date, subject to the satisfaction of the terms and conditions set forth in the foregoing clauses (a), (b) and (c), (i) each Additional Lender severally agrees to make its portion of the Revolving Loan Commitment to Borrower and each Advance made under the Increase shall be deemed, for all purposes, to be part of the Revolving Credit Advances hereunder, and (ii) each Additional Lender providing an Increase shall become a Lender hereunder with respect to the Increase and all matters relating thereto.

(e)          If the interest margin that is to be applicable to the Increase is higher than the interest margin applicable to the Revolving Credit Advance immediately prior to the applicable Increased Amount Date (the amount by which the interest margin is higher, the “Excess”), then the interest margin applicable to the Revolving Credit Advance immediately prior to the Increased Amount Date shall be increased by the amount of the Excess, effective on the applicable Increased Amount Date, and without the necessity of any action by any party hereto, and the maturity and all other terms and provisions of the Increase shall be the same as such Revolving Credit Advance.

2.13.       Mitigation Obligations.  If any Lender requests compensation under either Section 2.5(e) or Section 2.10, or requires Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.9, then, upon the written request of Borrower, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder (subject to the provisions of Section 12.6) to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or materially reduce amounts payable pursuant to any such Section, as the case may be, in the future, (b) would not subject such Lender to any unreimbursed cost or expense, and (c) would not otherwise be disadvantageous to such Lender (as determined in its reasonable discretion).  Without limitation of the provisions of Section 10.1, Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

2.14.       Defaulting Lenders

(a)         Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)        Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 12.5(d).

(ii)          Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 9 of this Agreement or otherwise) or received by Agent from a Defaulting Lender pursuant to a right of setoff available with respect to such Defaulting Lender shall be applied at such time or times as may be determined by Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer hereunder; third, to cash collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with this Agreement; fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Agent; fifth, if so determined by Agent and Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement and (y) cash collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Agreement; sixth, to the payment of any amounts owing to the Lenders or the L/C Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances or Letter of Credit Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 8.2 were satisfied or waived, such payment shall be applied solely to pay the Advances of, and Letter of Credit Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of, or Letter of Credit Obligations owed to, such Defaulting Lender until such time as all Advances and funded and unfunded participations in Letter of Credit Obligations are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (iv) below.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)         Fees.

(A)          No Defaulting Lender shall be entitled to receive any Fee (other than its portion of the Letter of Credit Fee) for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such Fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)       Each Defaulting Lender shall be entitled to receive its portion of the Letter of Credit Fee for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided cash collateral pursuant to this Agreement.

(C)        With respect to any Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each L/C Issuer, as applicable, the amount of any such Fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such Fee.

(iv)       Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Revolving Loan Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Loan Commitment.  Subject to Section 12.18, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)          Cash Collateral.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, cash collateralize the L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in this Agreement.

(b)          Defaulting Lender Cure.  If Borrower, Agent and L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Revolving Loan Commitments (without giving effect to paragraph (a)(iv) above), whereupon, such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)          New Letters of Credit.  So long as any Lender is a Defaulting Lender, no L/C Issuer shall be required to issue, extend, increase, reinstate or renew any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.15.       Termination of Defaulting Lender.  Borrower may terminate the unused amount of the Commitment of any Lender that is a Defaulting Lender upon not less than 10 Business Days’ prior notice to Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.14(a)(ii) will apply to all amounts thereafter paid by Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim Borrower, Agent, any L/C Issuer or any Lender may have against such Defaulting Lender

3.	REPRESENTATIONS AND WARRANTIES

To induce Lenders to make the Advances and to incur Letter of Credit Obligations, the Loan Parties, jointly and severally, make the following representations and warranties to Agent and each Lender as of the Closing Date, as of the date of the making of each Advance (or other extension of credit), and as of any other date such representations and warranties are deemed made pursuant to the terms of the other Loan Documents, each and all of which shall survive the execution and delivery of this Agreement.

3.1.         Existence and Power; Affected Financial Institution.  Each Loan Party and each Subsidiary is an entity as specified on Schedule 3.1 (as of the Closing Date), is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization or incorporation, has the same legal name as it appears in the Organizational Documents of such Loan Party or any Subsidiary and an organizational identification number (if any), in each case as specified (as of the Closing Date) on Schedule 3.1, and has all powers and all governmental licenses, authorizations, registrations, permits, consents and approvals required under all applicable Laws and required in order to carry on its business as now conducted (collectively, “Permits”), except where the failure to have such Permits could not reasonably be expected to have a Material Adverse Effect.  Each Loan Party and each Subsidiarity is qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified, except where the failure to so qualify could not reasonably be expected to result in a Material Adverse Effect, which jurisdictions as of the Closing Date are specified on Schedule 3.1.  Except as set forth on Schedule 3.1, as of the Closing Date, no Loan Party or any Subsidiary has in the five (5) year period preceding the Closing Date, had any name other than its current name, or been incorporated or organized under the Laws of any jurisdiction other than its current jurisdiction of incorporation or organization, or been party to any merger, consolidation or other change in structure. No Loan Party nor any Subsidiary thereof is an Affected Financial Institution.  To the knowledge of Borrower, no fact or circumstance exists or is reasonably likely to occur that would reasonably be expected to result in the delay, termination, revocation, suspension, restriction or failure to obtain renewal of any Permit.

3.2.        Organization and Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party (a) are within its powers, (b) have been duly authorized by all necessary action pursuant to its Organizational Documents and applicable Law, (c) require no further action by or in respect of, or filing or registration with, or notice to or authorization or approval of, any Governmental Authority, and will not result in creating or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries (except Liens created pursuant to the Loan Documents), and (d) do not violate, conflict with or cause a breach or a default under (i) any Law, (ii) any of the Organizational Documents of any Loan Party or any Subsidiary or (iii) any agreement or instrument binding upon it, except for such violations, conflicts, breaches or defaults as would not, with respect to each of clauses (i) and (iii), reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.3.         Binding Effect.  Each of the Loan Documents to which any Loan Party is a party constitutes a valid and binding agreement or instrument of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar Laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

3.4.        Capitalization.  The issued and outstanding Stock of each Loan Party and each Subsidiary as of the Closing Date is as set forth on Schedule 3.4.  All issued and outstanding Stock of each Loan Party and each Subsidiary is duly authorized and validly issued (and, in the case of each Loan Party that is a corporation, fully paid and non-assessable), free and clear of all Liens other than those in favor of Agent for the benefit of the Secured Parties, and such Stock was issued in compliance, in all material respects, with all applicable Laws.  The identity of the holders of the Stock of each Loan Party (other than the Borrower, for whom only the identity of holders of Stock exceeding 5% of outstanding Stock shall be disclosed) and each Subsidiary and the percentage of their actual and fully diluted ownership of the Stock of each Loan Party and each Subsidiary, in each case as of the Closing Date, is set forth on Schedule 3.4.  No shares of the Stock of any Loan Party or any Subsidiary, other than those described above, are issued and outstanding as of the Closing Date.  Except as set forth on Schedule 3.4, as of the Closing Date there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Loan Party or any Subsidiary of any Stock of any such entity.

3.5.         Financial Information.

(a)          Audited Statements.  The consolidated balance sheet of Borrower and its Subsidiaries and the related consolidated statements of operations, stockholders’ or, as applicable, members’ equity and cash flows for the most recently ended Fiscal Year then ended for which financial statements have been delivered pursuant to Annex B hereto (or, if prior to the first delivery thereof, the most recent audited financials delivered on or prior to the Closing Date), in each case reported on by an independent certified public accounting firm of regional standing reasonably acceptable to Agent, copies of which have been delivered to Agent from time to time pursuant to the terms of this Agreement, fairly present in all material respects, in conformity with GAAP, the consolidated financial position of Borrower and its Subsidiaries as of such date and their consolidated results of operations, changes in stockholders’ or, as applicable, members’ equity and cash flows for such period.

(b)        Unaudited Statements.  The unaudited consolidated balance sheet of Borrower and its Subsidiaries and the related unaudited consolidated statements of operations and cash flows for the most recently ended Fiscal Quarter then ended for which financial statements have been delivered pursuant to Annex B hereto (or, if prior to the first delivery thereof, the most recent quarterly financials delivered on or prior to the Closing Date), copies of which have been delivered to Agent from time to time pursuant to the terms of this Agreement, fairly present in all material respects, in conformity with GAAP, the consolidated financial position of Borrower and its Subsidiaries as of such date and their consolidated results of operations and cash flows for the Fiscal Quarter then ended (subject to normal year-end adjustments and the absence of footnote disclosures).

(c)          [Reserved].

(d)          Projections.  The Projections delivered on the date hereof and from time to time pursuant to this Agreement in each case have been prepared by Borrower in light of the past operations of its businesses, but including future payments of known contingent liabilities, and reflect projections for the five-year period ending December 31, 2030, on a quarterly basis for the first year and on a year-by-year basis thereafter.  The Projections are based upon the same accounting principles as those used in the preparation of the Financial Statements described above and the estimates and assumptions stated therein, all of which Borrower believes to be reasonable and fair in light of current conditions and current facts known to any Loan Party and, as of the Closing Date or such later date of delivery thereof, reflect Borrower’s good faith and reasonable estimates of the future financial performance of Borrower and its Subsidiaries for the period set forth therein.  The Projections are not a guaranty of future performance, and actual results may differ materially from the Projections.

(e)          No Material Adverse Effect.  Since December 31, 2024, there has been no Material Adverse Effect.

3.6.        Litigation.  Except as set forth on Schedule 3.6, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of each Loan Party, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against any Loan Party, any Subsidiary or any of their respective properties which individually or in the aggregate:

(a)          purport to affect or pertain to this Agreement, any other Loan Document, or any of the transactions contemplated hereby or thereby;

(b)        would reasonably be expected to result, either individually or in the aggregate as to all Loan Parties, monetary judgment(s) in an amount that would reasonably be expected to result in a Material Adverse Effect; or

(c)          seek an injunction or other equitable or non-monetary relief which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.  Except as set forth on Schedule 3.6, as of the Closing Date, no Loan Party or any Subsidiary is the subject of an audit or, to each Loan Party’s knowledge, any review or investigation by any Governmental Authority (excluding the IRS and other taxing authorities) concerning the violation or possible violation of any requirement of Law.  Borrower shall promptly disclose to Agent any changed circumstance or event, which causes any of the representations herein to be inaccurate or untrue.

3.7.        Ownership of Property.  Each Loan Party and each Subsidiary is the lawful owner of, has good and marketable title to and is in lawful possession of, or has valid leasehold interests in, all properties and other assets (real or personal, tangible, intangible or mixed) of material value and purported or reported to be owned or leased (as the case may be) by such Person, except as may have been disposed of in the Ordinary Course of Business or otherwise in compliance with the terms hereof.

3.8.         No Default.  No Default or Event of Default has occurred and is continuing.  No Loan Party or any Subsidiary is in breach or default, nor has any Loan Party received any written notice stating a breach or default may exist, under or with respect to any contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, except where the consequences, direct or indirect, of such breach or default, if any, could not reasonably be expected to cause a Material Adverse Effect.

3.9.        Labor Matters.  There are no strikes or other labor disputes pending or , to any Loan Party’s knowledge, threatened against any Loan Party or any Subsidiary.  Hours worked and payments made to the employees of the Loan Parties and the Subsidiaries have not been in material violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters.  All payments due from the Loan Parties and the Subsidiaries, or for which any material claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books, as the case may be.  The consummation of the transactions contemplated by the Loan Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it is a party or by which it is bound.

3.10.       Regulated Entities.  No Loan Party or any Subsidiary is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” all within the meaning of the Investment Company Act of 1940.

3.11.       Margin Regulations.  None of the proceeds from the Advances have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which could reasonably be expected to cause any of the Advances to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.

3.12.       Compliance With Laws; Anti-Terrorism Laws.

(a)       Laws Generally.  Each Loan Party and each Subsidiary is in compliance in all respects with the requirements of all applicable Laws, except where noncompliance would not reasonably be expected to have a Material Adverse Effect.  To the knowledge of Borrower, there exist no facts or circumstances attributable to, or with respect to, Borrower, its Subsidiaries or Schools that would, individually or in the aggregate, reasonably be expected to materially and adversely affect Borrower’s, any Subsidiary’s or any School’s ability to obtain (i) any required notices or consents under any applicable Law or (ii) any other consent or approval that must be obtained in connection with the transactions under the Loan Documents.

(b)         Foreign Assets Control Regulations and Anti-Money Laundering.  Each Loan Party and each Subsidiary and their respective directors, officers and employees and, to the best knowledge of each of them, their agents, is in compliance in all material respects with all applicable sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, or other relevant sanctions authority, and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it (collectively, “Sanctions”).  No Loan Party and no Subsidiary or Affiliate of a Loan Party, including, to their knowledge, any director, officer, employee or agent, is an individual or an entity that is (i) a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal or otherwise engage in business transactions, (ii) a Person who is otherwise the target of Sanctions such that a Person cannot deal or otherwise engage in business transactions with such Person, or (iii) is controlled by (including by virtue of such person being a director (or manager) or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of Sanctions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under Law.

(c)          USA Patriot Act.  The Loan Parties, each Subsidiary and each of their Affiliates are in compliance with the Trading with the Enemy Act, and each of the foreign assets control regulations of the U.S. Treasury Department and any other enabling legislation or executive order relating thereto, the USA Patriot Act, and any other federal or state Laws relating to “know your customer” and anti-money laundering rules and regulations.  No part of the proceeds of any Advance will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

(d)          None of the funds of any Loan Party that are used to repay any obligation under this Agreement shall constitute property of, or shall be beneficially owned directly or indirectly by, any Person that is the subject of Sanctions.

3.13.       Taxes.  All federal, state and all other material Tax returns, reports and statements required to be filed by or on behalf of each Loan Party and Subsidiary have been filed with the appropriate Governmental Authorities in all jurisdictions in which such returns, reports and statements are required to be filed and, except to the extent subject to a Permitted Contest, all Taxes (including real property Taxes) and other charges shown to be due and payable in respect thereof owing by a Loan Party or a Subsidiary have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof.  Each of the Loan Parties is solely a resident for tax purposes of the United States and has no office, branch or permanent establishment outside of the United States.

3.14.       Compliance with ERISA.

(a)         ERISA Plans.  Each ERISA Plan (and the related trusts and funding agreements) complies in form and in operation with, has been administered in compliance with, and the terms of each ERISA Plan satisfy the requirements of, applicable Law including ERISA and the IRC in all material respects.  Each ERISA Plan which is intended to be qualified under Section 401(a) of the IRC is so qualified, and the IRS has issued a favorable determination or opinion letter with respect to each such ERISA Plan which may be relied on currently.  No Loan Party or any Subsidiary has incurred liability for any material excise tax under any of Sections 4971 through 5000A of the IRC.

(b)          Pension Plans and Multiemployer Plans.  During the thirty-six (36) month period prior to the Closing Date or the making of any Advance or the issuance of any Letter of Credit, (i) no steps have been taken to terminate any Pension Plan that could reasonably be expected to result in a material payment liability to any Loan Party or any Subsidiary and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under ERISA or the IRC.  No condition exists or event or transaction has occurred with respect to any ERISA Plan or Multiemployer Plan which could result in the incurrence by any Loan Party or any Subsidiary of any material liability, fine, Tax or penalty.  No Loan Party or any Subsidiary has incurred liability to the PBGC (other than for current premiums) with respect to any Pension Plan or Multiemployer Plan.  Except as could not reasonably be expected to result in a material payment liability to any Loan Party or any Subsidiary, all contributions (if any) have been made on a timely basis to any Multiemployer Plan that are required to be made by any Loan Party, any Subsidiary or any ERISA Affiliate under the terms of the plan or of any collective bargaining agreement or by applicable Law.  No Loan Party, Subsidiary or any ERISA Affiliate has withdrawn or partially withdrawn from any Multiemployer Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan.  No Loan Party, Subsidiary or any ERISA Affiliate has received any notice with respect to any Multiemployer Plan, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise Tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the IRC, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

(c)          ERISA Compliance.  No Loan Party is as of the Closing Date, or will become on or after the Closing Date, (a) an employee benefit plan subject to Part 4 of Subtitle B of Title I of ERISA, (b) a plan or account subject to Section 4975 of the IRC, (c) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the IRC, as determined pursuant to Section 3(42) of ERISA, or (d) a “governmental plan” within the meaning of Section 3(32) of ERISA.

3.15.      Brokers.  Except for fees contractually incurred by a Loan Party or Affiliate of a Loan Party and payable in full on or prior to the Closing Date, no Loan Party or Affiliate of a Loan Party has any obligation to any broker, finder or other intermediary in respect of any finder’s or brokerage fees in connection with any Loan Document.

3.16.       [Reserved].

3.17.       Environmental Compliance.

(a)         Hazardous Materials.  With respect to Borrower and each Subsidiary, (i) no Hazardous Materials are located on any properties now or previously owned, leased or operated by Borrower or any Subsidiary or have been released into the environment, or deposited, discharged, placed or disposed of at, on, under or near any of such properties in a manner that would require the taking of any action under any Environmental Law and that have given rise to, or could reasonably be expected to give rise to, remediation costs and expenses on the part of the Loan Parties in excess of $500,000; (ii) no portion of any such property is being used or to the knowledge of any Loan Party has been used at any previous time, for the disposal, storage, treatment, processing or other handling of Hazardous Materials in violation of any Environmental Law; (iii) no such property is affected by any Hazardous Materials Contamination that could reasonably be expected to result, individually or in the aggregate, in liability (including for remediation costs and expenses) to the Borrower and its Subsidiaries in excess of $500,000; and (iv) all oral or written notifications of a release of Hazardous Materials known to a Loan Party and required to be filed by or on behalf of any Loan Party or any Subsidiary under any applicable Environmental Law have been filed or are in the process of being timely filed by or on behalf of the applicable Loan Party or Subsidiary.

(b)          Notices Regarding Environmental Compliance.  Except in each case as set forth on Schedule 3.17, no notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, and no penalty has been assessed and no investigation or review is pending, or to any Loan Party’s knowledge, threatened in writing by any Governmental Authority or other Person with respect to, in any such case, any (i) alleged violation by any Loan Party or any Subsidiary of any Environmental Law, (ii) alleged failure by any Loan Party or any Subsidiary to have any Environmental Permits required in connection with the conduct of its business or to comply with the terms and conditions thereof, (iii) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Materials, or (iv) release of Hazardous Materials.

(c)          Properties Requiring Remediation.  Except in each case as set forth on Schedule 3.17, no property now owned or leased by any Loan Party or any Subsidiary and, to the knowledge of each Loan Party, no such property previously owned or leased by any Loan Party, to or any Subsidiary which any Loan Party or any Subsidiary has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials, is listed or, to any Loan Party’s knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or any similar state list or is the subject of federal, state or local enforcement actions or, to the knowledge of any Loan Party, other investigations which may lead to claims against any Loan Party or any Subsidiary for clean-up costs, remedial work, damage to natural resources or personal injury claims, including claims under CERCLA.

(d)          Underground Storage Tanks.  Except in each case as set forth on Schedule 3.17, to the knowledge of the Loan Parties there are no underground storage tanks located on any property owned or leased by any Loan Party or any Subsidiary that are not properly registered or permitted under applicable Environmental Laws, or to Borrower’s knowledge, that are leaking or disposing of Hazardous Materials.

(e)          Environmental Liens.  Except in each case as set forth on Schedule 3.17, there are no Liens under or pursuant to any applicable Environmental Laws on any real property or other assets owned or leased by any Loan Party or any Subsidiary, and no actions by any Governmental Authority have been taken or, to the knowledge of any Loan Party, are in process which could subject any of such properties or assets to such Liens.

For purposes of this Section 3.17, each Loan Party and each Subsidiary shall be deemed to include any business or business entity (including a corporation) which is, in whole or in part, an Affiliated predecessor or predecessor entity of such Loan Party (and not, for the avoidance of doubt, an unaffiliated third-party predecessor).

3.18.      Intellectual Property.  Except as set forth on Schedule 3.18 or as would not reasonably be expected to have a Material Adverse Effect, Borrower and each Subsidiary owns, is licensed to use or otherwise has the right to use, all Intellectual Property that is material to the condition (financial or other), business or operations of such Person.  All Intellectual Property of Borrower and each Subsidiary existing as of the Closing Date and registered with any Governmental Authority is set forth on Schedule 3.18.  Except as would not reasonably be expected to have a Material Adverse Effect, all Intellectual Property of Borrower and each Subsidiary is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances.  To any Loan Party’s knowledge, Borrower and each Subsidiary conducts its business without infringement or claim of infringement of any Intellectual Property rights of others and there is no infringement or claim of infringement by others of any material Intellectual Property rights of Borrower or any Subsidiary.

3.19.      Real Property Interests.  Except as set forth on Schedule 3.19, neither Borrower nor any Subsidiary has, as of the Closing Date, any ownership, leasehold or other interest in real property.

3.20.      Full Disclosure.  None of the information (financial or otherwise) furnished by or on behalf of any Loan Party or any Subsidiary to Agent or any Lender pursuant to the Loan Documents or in connection with the consummation of the transactions contemplated by the Loan Documents, when taken as a whole and at the time of disclosure, does not contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made.  All Projections delivered to Agent and Lenders have been prepared on the basis of the assumptions stated therein. Such Projections represent the Loan Parties' estimate of the future financial performance of the Loan Parties and their Subsidiaries and such assumptions were believed by the Loan Parties to be fair and reasonable in light of current business conditions at the time made; provided, that the Loan Parties can give no assurance that such Projections will be attained. As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

3.21.       [Reserved].

3.22.      Use of Proceeds.  Borrower shall use the proceeds of the Advances solely as follows: (a)  to pay costs and expenses required to be paid pursuant to Section 10.1, (b) for working capital, capital expenditures and other general corporate purposes not in contravention of any requirement of Law and not in violation of this Agreement or the other Loan Documents, and (c) from time to time, for Stock Buybacks permitted hereunder.

3.23.       Insurance.  Borrower and each Subsidiary thereof currently maintains all insurance that is required to be maintained pursuant to Section 4.4 hereof.

3.24.      Deposit Accounts.  Schedule 3.24 lists all banks and other financial institutions other than Agent at which any Loan Party maintains deposit or other accounts as of the Closing Date and Schedule 3.24 correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

3.25.     Government Contracts.  Except as set forth in Schedule 3.25, as of the Closing Date, no Loan Party is a party to any contract or agreement with any Governmental Authority and no Loan Party’s accounts receivable are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state or local Law.

3.26.       [Reserved].

3.27.       Bonding; Licenses.  Except as set forth on Schedule 3.27, as of the Closing Date, no Loan Party or any Subsidiary is a party to or bound by any surety bond agreement or bonding requirement with respect to products or services sold by it or any trademark or patent license agreement with respect to products sold by it.

3.28.      Solvency.  Both before and after giving effect to, as applicable with respect to any date of determination pursuant to the terms of this Agreement: (a) the Advances and Letter of Credit Obligations to be made or incurred on the Closing Date or such other date as Advances and Letter of Credit Obligations requested hereunder are made or incurred, (b) the disbursement of the proceeds of such Advances pursuant to the instructions of Borrower, and (c) the payment and accrual of all transaction costs in connection with the foregoing, each Loan Party is and will be Solvent.

3.29.     Affiliate Transactions.  Except as set forth on Schedule 5.4, as of the Closing Date there are no existing or proposed agreements, arrangements, understandings, or transactions between any Loan Party and any of the officers, members, managers, directors, stockholders, parents, other interest holders, employees, or Affiliates (other than Subsidiaries) of any Loan Party or any members of their respective immediate families, and none of the foregoing Persons is directly or indirectly indebted to or has any direct or indirect ownership, partnership, or voting interest in any Affiliate of any Loan Party or any Person with which any Loan Party has a business relationship or which competes with any Loan Party (except that any such Persons may own stock in (but not exceeding 2.0% of the outstanding Stock of) any publicly traded company that may compete with a Loan Party).

3.30.      Representations and Warranties in Loan Documents.  All representations and warranties made by each Loan Party in the Loan Documents are true and correct in all material respects as of the Closing Date, the date of making of each Loan (or other extension of credit) and as of any date that any Loan Party is expressly obligated to confirm the same under this Agreement or any other Loan Document.

3.31.       Educational Approvals; Compliance with Educational Laws.

(a)          Since the Compliance Date:

(i)         Borrower, including its Subsidiaries and Schools, has received the material licenses, permits, and approvals of all Governmental Authorities and Educational Agencies necessary to conduct their businesses, including all material Educational Approvals necessary for each School to conduct its operations and offer its educational programs;

(ii)        Borrower, including its Subsidiaries and Schools, has been in material compliance with all applicable Educational Laws and with the terms and conditions of all Educational Approvals;

(iii)         no material application made by any School to any Governmental Authority or Educational Agency has been denied;

(iv)        except as disclosed on Schedule 3.31, neither Borrower nor any of its Subsidiaries or Schools has received written notice from any Governmental Authority or Educational Agency that it has been placed on probation or ordered to show cause why any Educational Approval for any School or any of its educational programs should not be revoked;

(v)          neither Borrower nor any of its Subsidiaries or Schools has received written notice that any current Educational Approval will not be renewed;

(vi)        Borrower, including its Subsidiaries and Schools, has been in material compliance with any and all applicable Educational Laws relating to Financial Assistance Programs, including the program participation and administrative capability requirements, as defined by the DOE at 34 C.F.R. 668 subpart B, including§§ 668.14 and 668.15-16, as well as the student eligibility requirements and satisfactory progress requirements, as defined by DOE at 34 C.F.R. § 668.31-39;

(vii)       no OPE ID has received greater than ninety percent (90%) of its revenues from Title IV Programs, as such percentage is required to be calculated under 34 C.F.R. §§ 668.14 and 668.28;

(viii)       each OPE ID has complied with the Cohort Default Rate regulations set forth in 34 C.F.R. Part 668, Subpart N;

(ix)         each School has been in compliance, in all material respects, with the applicable limitations set forth in 34 C.F.R. § 600.7;

(x)          Borrower, including its Subsidiaries and Schools, has obtained or maintained all material Educational Approvals required to operate each additional campus, location, or facility of the Schools opened or acquired after the Closing Date and required in order to disburse Title IV Program funds to students at such additional campus, location, or facility, as applicable;

(xi)       Borrower, including its Subsidiaries and Schools, has timely reported, in compliance in all material respects with the applicable provisions of 34 C.F.R. Part 600: (x) the addition of any new educational programs or locations; and (y) any shifts in ownership or control, including any changes in reported ownership levels or percentages;

(xii)       Borrower, including its Subsidiaries and Schools, has complied, in all material respects, with all Educational Laws related to the closure or cessation of instruction at any location or facility, including requirements for teaching out students from such location or facility;

(xiii)     Borrower, including its Subsidiaries and Schools, has complied, in all material respects, with the DOE requirements that no student receive a disbursement of Title IV Program funds prior to the date for which such student was eligible for such disbursement;

(xiv)      Borrower, including its Subsidiaries and Schools, have not violated in any material respect any of the Title IV Program requirements, as set forth at 20 U.S.C. § 1094(a)(20) and implemented at 34 C.F.R. § 668.14(b)(22), regarding the payment of a commission, bonus, or other incentive payment based directly or indirectly on success in securing enrollments or financial aid to any Person engaged in any student recruiting or admission activities or in making decisions regarding the awarding of Title IV Program funds;

(xv)      Borrower, including its Subsidiaries and Schools, has complied, in all material respects, with 20 U.S.C. § 1085(d)(5) and 34. C.F.R. § 682.212 regarding prohibited inducements in the Federal Family Education Loan Program;

(xvi)     each School has complied, in all material respects, with the Educational Laws prohibiting any School, employee, agent or official thereof from accepting any gift, payment, inducement, benefit, staffing assistance, advisory board position, or other thing of value in exchange for directing Educational Loan or Private Educational Loan applications to any lender;

(xvii)     neither Borrower nor any of its Subsidiaries or Schools has received any written notice of any investigation by any Educational Agency or other Governmental Authority regarding Borrower’s, any Subsidiary’s or any School’s student lending practices;

(xviii)    neither Borrower, nor any of its Subsidiaries or Schools, has provided any educational instruction on behalf of any other institution or organization of any sort, and no other institution or organization of any sort has provided any educational instruction on behalf of any School;

(xix)      Borrower, including its Subsidiaries and Schools, has materially complied with the DOE’s financial responsibility requirements in accordance with 34 C.F.R. § 668.171-175 not including any compliance based on the posting of an irrevocable letter of credit in favor of the DOE or the placement by the DOE in the “zone alternative” as set forth at 34 C.F.R. § 668.175(d);

(xx)      except as disclosed on Schedule 3.27 and for state surety bonds required for the purposes of licensure or authorization by any Governmental Authority or Educational Agency, neither Borrower, nor any of its Subsidiaries or Schools have received written notice of a request by any Governmental Authority or Educational Agency requiring Borrower, any Subsidiary or any School to post a letter of credit or other form of surety for any reason, including any request for a letter of credit based on late refunds pursuant to 34 C.F.R. § 668.173, or received any request or requirement that the School process its Title IV Program funding under the reimbursement or heightened cash monitoring procedures, other than Heightened Cash Monitoring Level 1 procedures, as those procedures are set forth at 34 C.F.R. § 668.162, and other than as disclosed on Schedule 3.31;

(xxi)     Borrower, including its Subsidiaries and Schools, has complied in all material respects with Educational Laws regarding misrepresentation, including 34 C.F.R. Part 668 Subpart F;

(xxii)      Borrower, including its Subsidiaries and Schools, has complied, in all material respects, with the consumer disclosure requirements in 34 C.F.R. Part 668 Subpart D;

(xxiii)    each School has complied, in all material respects, with any applicable Educational Laws regarding that School’s completion, placement, withdrawal and retention rates, and, to Borrower’s knowledge, has accurately calculated and reported all such rates;

(xxiv)    neither Borrower nor its Subsidiaries, nor any Person that exercises Substantial Control (as that term is defined at 34 C.F.R. § 668.174(c)(3)) over Borrower or any Subsidiary of Borrower or any School, or member of such person’s family (as the term “family” is defined in 34 C.F.R. § 668.174(c)(4)), alone or together, (i) exercises or exercised Substantial Control over another institution or third-party servicer (as that term is defined in 34 C.F.R. § 668.2) that owes a liability for a violation of a Title IV Program requirement or (ii) owes a liability for a Title IV Program violation;

(xxv)      to the knowledge of Borrower, neither Borrower nor any of its Subsidiaries or Schools have employed in a capacity involving administration of Title IV Program funds, any individual who has been convicted of, or has pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of funds of a Governmental Authority or Educational Agency, or has been administratively or judicially determined to have committed fraud or any other material violation of law involving funds of any Governmental Authority or Educational Agency;

(xxvi)     to the knowledge of Borrower, neither Borrower nor any of its Subsidiaries or Schools have contracted with an institution or third-party servicer that has been terminated under § 487 of the HEA for a reason involving the acquisition, use, or expenditure of funds of a Governmental Authority or Educational Agency, or has been administratively or judicially determined to have committed fraud or any other material violation of law involving funds of any Governmental Authority or Educational Agency;

(xxvii)   neither Borrower nor any of its Subsidiaries, nor any owner that has the power, by contract or ownership interest, to direct or cause the direction or management of policies of any School has filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy;

(xxviii)  neither Borrower nor any of its Subsidiaries, or any officer of Borrower or a Subsidiary or a School has pled guilty to, pled nolo contendere, or been found guilty of, a crime involving the acquisition, use or expenditure of funds under the Title IV Programs or been judicially determined to have committed fraud involving funds under the Title IV Programs;

(xxix)    to the knowledge of Borrower, neither Borrower nor any of its Subsidiaries or Schools has contracted with any Person that has been, or whose officers or employees have been, convicted of, or pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of funds of any Governmental Authority or Educational Agency, or administratively or judicially determined to have committed fraud or any other material violation of law involving funds of any Governmental Authority or Educational Agency; and

(xxx)     Borrower, its Subsidiaries and each School has complied, in all material respects, with all applicable requirements regarding the safeguarding of student records, including the Family Educational Rights and Privacy Act (20 U.S.C. § 1232g; 34 C.F.R. Part 99).

(b)        Each current Educational Approval is in full force and effect, and no proceeding for the suspension, material limitation, revocation, termination or cancellation of any Educational Approval is pending or, to the knowledge of Borrower, threatened.

(c)         Each School (i) is an “eligible institution,” as defined in 34 C.F.R. § 600.2 (and the other applicable sections incorporated therein by reference) and each School is a “proprietary institution of higher education” as defined at 34 C.F.R. § 600.5; (ii) is in material compliance with the applicable “state authorization” requirements set forth at 34 C.F.R. § 600.9 and meets the qualifications to be licensed by the applicable Governmental Authorities and Educational Agencies; and (iii) is accredited by the applicable Accrediting Bodies, and has been certified by the DOE as an eligible institution of higher education and is a party to a program participation agreement with the DOE.

(d)        To the knowledge of Borrower, no fact or circumstance exists or is reasonably likely to occur that would reasonably be expected to result in the delay, termination, revocation, suspension, restriction or failure to obtain renewal of any Educational Approval or the imposition of any material fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any Educational Approval;

(e)       Borrower, including its Subsidiaries and Schools, is in material compliance with all Educational Agency, DOE, and other Governmental Authority requirements and regulations, including requirements set forth at 34 C.F.R. § 668.22, relating to (i) fair and equitable refunds policy and (ii) the calculation and timely repayment of federal and nonfederal funds.

(f)          To the knowledge of Borrower, there exist no facts or circumstances attributable to Borrower, its Subsidiaries or Schools or any other Person that exercises Substantial Control (as that term is defined at 34 C.F.R. § 668.174(c)(3)) with respect to Borrower, its Subsidiaries or Schools, that would, individually or in the aggregate, reasonably be expected to materially and adversely affect Borrower’s, any Subsidiary’s or any School’s ability to obtain any required notices or consents under Educational Laws, Educational Approval or other consent or approval that must be obtained in connection with the transactions under the Loan Documents.

3.32.      Outbound Investment Rule.  Neither the Borrower nor any of its Subsidiaries is a “covered foreign person” as that term is used in the Outbound Investment Rules. Neither the Borrower nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (a) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (b) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower or any of its Subsidiaries, as applicable, were a U.S. Entity or (c) any other activity that would cause the Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

4.	AFFIRMATIVE COVENANTS

Borrower agrees that from and after the date hereof and until the Termination Date:

4.1.       Maintenance of Existence and Conduct of Business.  Borrower shall and shall cause its Subsidiaries to (a) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate and, as applicable, limited liability company or other organizational existence and its material rights and franchises, (b) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder, (c) at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (ordinary wear and tear and damage by casualty to the extent covered by insurance complying with the terms of this Agreement and any applicable provision of any other Loan Document excepted) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices, except as could not reasonably be expected to have a Material Adverse Effect, and (d) transact its material business operations only in such corporate (or, as applicable, limited liability company or other organizational) and trade names as are set forth in Schedule 4.1 (or otherwise set forth in any relevant joinder documentation or otherwise notified to Agent in writing).

4.2.         Payment of Charges.

(a)        Subject to Section 4.2(b), Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge or cause to be paid and discharged promptly all Charges payable by it, including (i) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to Tax, social security and unemployment withholding with respect to its employees, (ii) lawful claims for labor, materials, supplies and services or otherwise, and (iii) all storage or rental charges payable to warehousemen, processors and bailees, in each case, before any thereof shall become past due, except in the case of clauses (ii) and (iii) where the failure to pay or discharge such Charges would not result reasonably be expected to have a Material Adverse Effect.

(b)         Borrower (on behalf of itself or any Subsidiary) may in good faith contest, by appropriate proceedings, the validity or amount of any Charges, Taxes or claims described in Section 4.2(a); provided, that (i) adequate reserves with respect to such contest are maintained on the books of Borrower or such Subsidiary, in accordance with GAAP; (ii) no Lien (other than a Permitted Encumbrance) shall be imposed to secure payment of such Charges that is superior to any of the Liens securing payment of the Obligations and such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges, (iii) none of the Collateral becomes subject to forfeiture or loss as a result of such contest, and (iv) Borrower shall (or cause such Subsidiary to) promptly pay or discharge such contested Charges, Taxes or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to Agent evidence reasonably acceptable to Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Loan Party or the conditions set forth in this Section 4.2(b) are no longer met.

4.3.        Books and Records.  Borrower shall, and shall cause each of its Subsidiaries to, keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements delivered to Agent on or prior to the Closing Date.

4.4.       Insurance.  Borrower shall, and shall cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies, (a) adequate insurance for its insurable properties, all to such extent and against such risks, including fire, casualty, business interruption and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, and (b) such other insurance as is required pursuant to the terms of any Collateral Document.

4.5.         Compliance with Laws.

(a)          Borrower shall, and shall cause each of its Subsidiaries to, comply with all federal, state, local and foreign Laws and regulations applicable to it, including ERISA, labor Laws, and Environmental Laws and Environmental Permits, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each Loan Party and each Subsidiary will maintain in effect policies and procedures reasonably designed to ensure compliance by them and their respective directors, officers, employees and agents with applicable Sanctions. Each Loan Party and each Subsidiary will comply with commercially reasonable requests by any Lender for information or documentation necessary to ensure that each Loan Party and Subsidiary is compliant with any applicable federal or state laws and not engaged in any act or omission that would cause such Lender to be in breach of any applicable Law.

(b)          Without limiting the generality of the foregoing and notwithstanding any limitation contained therein, Borrower shall maintain all Educational Approvals and specialized accrediting agency approvals necessary to conduct its operations and offer its educational programs, except where the failure to maintain such Educational Approvals or specialized accrediting agency approvals could not reasonably be expected to result in a Material Adverse Effect.

4.6.         [Reserved].

4.7.        Intellectual Property.  Borrower shall, and shall cause each of its Subsidiaries to, (a) conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect and shall comply in all material respects with the terms of its Licenses and (b) maintain and preserve at all times all Intellectual Property which is material to the business or operations of Borrower or any of its Subsidiaries.

4.8.       Environmental Matters.  Borrower shall and shall cause each of its Subsidiaries to (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that could not reasonably be expected to have a Material Adverse Effect and (b) promptly notify Agent of any notice, claim, event or occurrence that could reasonably be expected to give rise to a material liability under Environmental Laws or Environmental Permits.

4.9.         [Reserved].

4.10.       [Reserved].

4.11.       Cash Management.  On or prior to the Closing Date, Borrower and each Subsidiary will establish, and will maintain until the Termination Date, its primary banking relationship, depositary and operating accounts and cash management services with Agent; provided that, the Loan Parties may maintain depositary and operating accounts permitted under Section 5.2(c)(ii).  Borrower authorizes Agent to automatically and without further notice to charge Borrower’s account specified on Schedule 4.11 (or such other account held with Agent as is specified by Borrower and approved by Agent from time to time after the Closing Date) for all Obligations then owing under any Loan Document.

4.12.     Maintenance of Property; Material Contracts.  Without limitation of Section 4.7(b), Borrower shall (a) maintain and preserve, and shall cause each of its Subsidiaries to maintain and preserve, all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and shall make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and (b) perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time requested by Lender and, upon request of Lender, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so.  Borrower will notify Agent in writing, within ten Business Days after the earlier of the date on which Borrower or any of its Subsidiaries learns of, or is notified of the occurrence of, any breach by Borrower or any Subsidiary of, a notice of termination or acceleration of, or any demand for adequate assurances under, any Material Contract.

4.13.      Inspection of Property and Books and Records.  Borrower shall, and shall cause each of its Subsidiaries to, during normal business hours and upon reasonable advance written notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and Agent shall have access at any and all times during the continuance thereof):  (i) provide access to any of its properties to Agent and any of its Related Persons, as frequently as Agent determines to be appropriate; and (ii) permit Agent and any of its Related Persons to inspect and make extracts and copies from all of such Person’s books and records, in each instance, at the Loan Parties’ sole cost and expense; provided that the Loan Parties shall only be obligated to reimburse Agent for the expenses for (x) two such inspections per year when no Event of Default has occurred and is continuing and (y) each such inspection initiated when an Event of Default has occurred and is continuing. Any Lender may accompany Agent or its Related Persons in connection with any inspection at such Lender’s expense.

4.14.      Use of Proceeds.  Borrower shall use the proceeds of the Advances solely as follows:  (a) to pay costs and expenses required to be paid pursuant to Section 10.1, and (b) for working capital, capital expenditures and other general corporate (and, as applicable, limited liability company or other organizational) purposes not in contravention of any requirement of Law and not in violation of this Agreement or the other Loan Documents.

4.15.       Further Assurances.

(a)          Borrower shall, and shall cause each of its Subsidiaries to, ensure that all written information, exhibits and reports furnished to Agent or the Lenders, when taken as a whole and at the time furnished, do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to Agent and the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.

(b)         Promptly upon request by Agent, the Loan Parties shall and, subject to the limitations set forth herein and in the Collateral Documents, shall cause each of their Subsidiaries to take such additional actions and execute such documents as Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests covered by any of the Collateral Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Lenders the rights granted or now or hereafter intended to be granted to the Lenders under any Loan Document.  Without limiting the generality of the foregoing and except as otherwise approved in writing by Required Lenders, the Loan Parties shall cause each of their Domestic Subsidiaries and any Person formed or created as a result of a statutory division of a Loan Party, within thirty (30) days (or such longer period to which Agent consents in its sole discretion) after formation, creation or acquisition thereof, to guaranty the Obligations and grant to Agent, for the benefit of the Secured Parties, a security interest in such Person’s personal property, subject to the limitations set forth herein and in the applicable Collateral Documents, to secure such guaranty.

(c)         Furthermore and except as otherwise approved in writing by Required Lenders, each Loan Party shall pledge all of the Stock of each of the Subsidiaries directly owned by it to Agent, for the benefit of the Secured Parties, to secure the Obligations, concurrently with such Loan Party becoming a Loan Party; provided that such percentage of the outstanding voting Stock of any Foreign Subsidiary shall be reduced to 65% if a greater percentage shall result in material U.S. adverse tax consequences.  In connection with each pledge of Stock, the Loan Parties shall deliver, or cause to be delivered, to Agent, irrevocable proxies and stock powers and/or assignments, as applicable, duly executed in blank.

(d)         The Loan Parties shall deliver, or cause to be delivered, to Agent appropriate resolutions, secretary certificates, certified Organizational Documents and, if requested by Agent, legal opinions relating to the matters described in this Section 4.15 (which opinions shall be in form and substance reasonably acceptable to Agent and, to the extent applicable, substantially similar to the opinions delivered on the Closing Date), in each instance with respect to each Loan Party formed or acquired after the Closing Date.  In addition to, and without limiting, any of the foregoing, promptly following any request therefor, the Loan Parties shall deliver, or cause to be delivered, to Agent: (i) such other information regarding the operations, material changes in ownership of Stock, business affairs and financial condition of any Loan Party or any Subsidiary, or compliance with the terms of this Agreement, as Agent or any Lender (through Agent) may reasonably request and (ii) information and documentation reasonably requested by Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(e)          Unless otherwise agreed by Lender, each Subsidiary, whether existing on the Closing Date or acquired thereafter, shall be a Wholly-Owned direct or indirect Domestic Subsidiary of Borrower .

4.16.      Post-Closing Obligations.  Within 15 days of the Closing Date (or such longer period as may be agreed by Agent in its discretion), the Loan Parties shall deliver to the Agent the endorsement, in form and substance reasonably satisfactory to the Agent, naming Agent as lender’s loss payee under the Loan Parties’ insurance policies required to be maintained pursuant to Section 4.4.

5.	NEGATIVE COVENANTS

Borrower agrees that from and after the date hereof and until the Termination Date:

5.1.       Asset Dispositions, Etc.  Except as expressly permitted under Sections 5.8, 5.11 or 5.13, Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer, undergo a statutory division or otherwise dispose of (whether in one or a series of transactions) any property (including the Stock of any Subsidiary, whether in a public or a private offering or otherwise, and accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

(a)         dispositions to any Person other than Borrower or an Affiliate of Borrower (i) in the Ordinary Course of Business to any Person other than an Affiliate of Borrower of inventory or (ii) of worn‑out, obsolete or surplus equipment, Intellectual Property, tangible personal property or Investments;

(b)        so long as no Default has occurred and is continuing or would arise therefrom, sales of delinquent notes or accounts receivable in the ordinary course of business for purposes of collection only (and not for the purpose of any bulk sale, securitization or similar transaction);

(c)          licenses, sublicenses or subleases granted to others not interfering in any material respect with the business of Borrower and its Subsidiaries;

(d)          Investments permitted by Section 5.2(e);

(e)          dispositions (other than of the Stock of any Subsidiary of any Loan Party) not otherwise permitted hereunder which are made for fair market value; provided, that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (ii) not less than 75% of the aggregate consideration for such disposition shall be paid in cash, and (iii) the aggregate fair market value of all assets so sold by Borrower and its Subsidiaries, together, shall not exceed $3,000,000 in any Fiscal Year;  and

(f)          (i) dispositions of Cash Equivalents in the Ordinary Course of Business made to a Person that is not an Affiliate of any Loan Party and (ii) conversions of Cash Equivalents into cash or other Cash Equivalents.

5.2.       Investments; Loans and Advances.  Borrower shall not, nor shall it permit any of its Subsidiaries to, make or permit to exist any Investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except that Borrower and each of its Subsidiaries may:

(a)          hold investments comprised of notes payable, or stock or other securities issued by account debtors to such Person pursuant to negotiated agreements with respect to settlement of such account debtor’s accounts receivable in the Ordinary Course of Business, consistent with past practices;

(b)          maintain its existing Investments (including in its Subsidiaries) outstanding on the Closing Date (with respect to Investments other than Stock of Subsidiaries, as set forth on Schedule 5.2);

(c)         maintain deposit and other accounts with (i) Agent and (ii) without limiting Section 4.11, the Lenders so long as the aggregate amount thereof does not exceed $10,000,000, provided that such amount may be exceeded with the consent of Agent (which consent may be withheld in its sole discretion, and may be conditioned on the obtaining of a deposit account control agreement from such other financial institution in form and substance satisfactory to Agent);

(d)          make Investments in cash and Cash Equivalents;

(e)          make Investments by a Loan Party in a Loan Party;

(f)          make Permitted Acquisitions;

(g)          consummate Stock Buybacks from time to time as permitted under Section 5.12; and

(h)          make other Investments not exceeding $10,000,000 in the aggregate at any time outstanding.

5.3.         Indebtedness.

Borrower shall not, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except (without duplication):

(a)          Indebtedness secured by purchase money security interests and Capital Leases permitted in Section 5.7(c);

(b)          the Advances and the other Obligations;

(c)          unfunded employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable Law;

(d)          existing Indebtedness described on Schedule 5.3 and refinancings thereof or amendments or modifications thereof that do not have the effect of increasing the principal amount thereof (except for increases by any amount necessary to cover reasonable fees and expenses incurred in connection therewith) or changing the amortization thereof (other than to extend the same) and that are otherwise on terms and conditions no less favorable (except for any increase in interest or fee rates to then-market rates) to any Loan Party, Agent or any Lender, as determined by Agent, than the terms of the Indebtedness being refinanced, amended or modified;

(e)          to the extent constituting Indebtedness, Contingent Obligations permitted pursuant to Section 5.6;

(f)          intercompany Indebtedness owing by Borrower or a Subsidiary to Borrower or a Subsidiary as a result of an Investment permitted by Section 5.2(e);

(g)          Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(h)          Indebtedness of any Loan Party in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the Ordinary Course of Business;

(i)          other unsecured Indebtedness not to exceed $1,500,000 in the aggregate outstanding at any time; and

(j)          Indebtedness of any Loan Party incurred in connection with the Melrose Park Acquisition, so long as, (i) such Indebtedness does not exceed an aggregate outstanding principal amount equal to the lesser of (x) $18,800,000 and (y) the cost or fair market value, whichever is lower, of the property being acquired in connection with the Melrose Park Acquisition, (ii) at the time of the incurrence of such Indebtedness (which shall be concurrently with, or (if consented to by Agent) reasonably promptly after, the consummation of the Melrose Park Acquisition), no Event of Default shall exist or shall result from such acquisition and the related incurrence of Indebtedness and (iii) both immediately prior to and after giving effect to the incurrence of such Indebtedness (which shall be concurrently with, or (if consented to by Agent) reasonably promptly after, the consummation of the Melrose Park Acquisition) the Borrower shall be in pro forma compliance with the financial covenants set forth in Section 6.1.

5.4.         Employee Loans and Affiliate Transactions.

                           Borrower shall not, nor shall it permit any of its Subsidiaries to, enter into any transaction with any Affiliate of Borrower or of any such Subsidiary, except:

(a)          as expressly permitted by this Agreement;

(b)          in the Ordinary Course of Business and pursuant to the reasonable requirements of the business of such Loan Party or Subsidiary upon fair and reasonable terms no less favorable to such Loan Party or Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of Borrower or such Subsidiary, in each case, exclusive of any loans or advances except to the extent expressly permitted by Sections 5.3(i), 5.4(c) and 5.4(d);

(c)          loans or advances to employees of Borrower or a Subsidiary for travel, entertainment and relocation expenses and other purposes in the Ordinary Course of Business not to exceed $100,000 in the aggregate outstanding at any time as to all such loans and advances;

(d)          issuance of Stock, other equity interests or cash awards, and Stock Buybacks with any Person, in each case as permitted under Section 5.5;

(e)          transactions with Affiliates existing as of the Closing Date and described in Schedule 5.4; and

(f)          non-cash loans or advances made by Borrower to employees of Borrower or its Subsidiaries that are simultaneously used by such Persons to purchase Stock of Borrower.

5.5.        Capital Structure and Business.  Except as expressly permitted under Section 5.8 or Section 5.13, Borrower shall not, nor shall it permit any of its Subsidiaries to, make any changes in its equity structure, issue any Stock or amend any of its Organizational Document in any respect, in each case, which would be materially adverse to Agent and Lenders; provided that, for the avoidance of doubt, Borrower may issue Stock, other equity interests or provide cash bonus awards pursuant to an equity option or incentive plan approved by Borrower’s board of directors, including the Lincoln Educational Services Corporation 2020 Long-Term Incentive Plan (the “LTIP”) or as otherwise permitted under Section 5.12 so long as such issuance, award or other change would not be materially adverse to Agent and Lenders.  Borrower shall not, nor shall it permit any of its Subsidiaries to, engage in any line of business substantially different from those lines of business carried on by it on the Closing Date or any reasonable extensions or expansions thereof.

5.6.         Contingent Obligations.  Borrower shall not, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Contingent Obligations except in respect of the Obligations and except:

(a)          endorsements for collection or deposit in the Ordinary Course of Business;

(b)          Rate Contract Obligations to Agent, any Lender or Affiliates thereof;

(c)         Contingent Obligations of the Loan Parties and their Subsidiaries existing as of the Closing Date and listed on Schedule 5.6, including extensions and renewals thereof which do not increase the amount of such Contingent Obligations or impose materially more restrictive or adverse terms on the Loan Parties and their Subsidiaries as compared to the terms of the Contingent Obligation being renewed or extended;

(d)          Contingent Obligations arising under requirements by the U.S. Department of Education to post letters of credit in favor of the Department of Education;

(e)          Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to Agent title insurance policies;

(f)          Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions permitted under Section 5.1(e);

(g)          Contingent Obligations under the Loan Documents, including arising under Letters of Credit; and

(h)          Contingent Obligations arising under guaranties of obligations of Borrower or any Subsidiary, which obligations are otherwise permitted hereunder, including without limitation in respect of real property leases of Schools and other operating facilities; provided, that if such obligation is subordinated to the Obligations, such guaranty shall be subordinated to the same extent.

5.7.          Liens.  Borrower shall not, nor shall it permit any of its Subsidiaries to,  create, incur, assume or permit to exist any Lien on or with respect to any of its properties or assets (whether now owned or hereafter acquired) except for the following:

(a)          Permitted Encumbrances;

(b)        Liens in existence on the Closing Date and summarized on Schedule 5.7 securing Indebtedness described on Schedule 5.3 and permitted refinancings, extensions and renewals thereof, including extensions or renewals of any such Liens; provided, that the principal amount so secured is not increased and the Lien does not attach to any other property;

(c)          Liens created after the Closing Date by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Indebtedness with respect to equipment and fixtures acquired in the Ordinary Course of Business, involving the incurrence of an aggregate amount of purchase money Indebtedness and Capital Lease Obligations of not more than $10,000,000 outstanding at any one time for all such Liens (provided that such Liens attach only to the assets subject to such purchase money debt and such Indebtedness is incurred within 20 days following such purchase and does not exceed 100% of the purchase price of the subject assets); and

(d)          Liens securing Indebtedness permitted under Section 5.3(j); provided that such Liens do not at any time encumber any property other than the real property located at 8317 W. North Avenue, Melrose Park, Illinois 60160 and financed by such Indebtedness.

In addition, no Loan Party shall, nor shall it permit any of its Subsidiaries to, become a party to any agreement, note, indenture or instrument, or take any other action, that would prohibit the creation of a Lien on any of its properties or other assets in favor of Agent, for the benefit of the Secured Parties, as additional collateral for the Obligations, except operating leases, Capital Leases or Licenses permitted hereunder which prohibit Liens solely upon the assets that are subject thereto.

5.8.        Consolidations and Mergers.  Borrower shall not, nor shall it permit any of its Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person or undergo any statutory division, except (a) as expressly permitted by Section 5.1 and (b) upon not less than 15 Business Days prior written notice to Agent, (i) any Subsidiary of Borrower may merge with, dissolve or liquidate into (in each case in accordance with applicable Law), and assign any remaining contractual rights or other assets to, Borrower or a Domestic Subsidiary; provided, that (A) Borrower or such Domestic Subsidiary shall be the continuing or surviving entity (and Borrower shall be the continuing or surviving entity if Borrower is a party to such transaction) and such surviving Domestic Subsidiary shall be a Guarantor and comply with Section 4.15, (B) Borrower or applicable Subsidiary shall provide Agent with copies of all applicable documentation relating thereto, and (C) all actions required to maintain perfected Liens on the Stock of the surviving entity and other Collateral in favor of Agent shall have been completed and (ii) any Foreign Subsidiary may merge with or dissolve or liquidate into another Foreign Subsidiary; provided that Borrower or applicable Subsidiary provide Agent with copies of all applicable documentation relating thereto and comply with Section 4.15 in connection therewith to the extent the Stock of any such Foreign Subsidiary is pledged under the Loan Documents.

5.9.        ERISA.  Borrower shall not, nor shall Borrower cause or permit any of its Subsidiaries or ERISA Affiliates to, cause or permit to occur (a) an event that could result in the imposition of a Lien under Section 430 or 6321 of the IRC or Section 303 or 4068 of ERISA or (b) an ERISA Event to the extent such ERISA Event would reasonably be expected to result in Taxes, penalties and other liability in excess of $100,000 in the aggregate.

5.10.       Hazardous Materials.  Borrower shall not, nor shall it permit any of its Subsidiaries to, cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral, other than such violations or Environmental Liabilities that could not reasonably be expected to have a Material Adverse Effect.

5.11.     Sale Leasebacks.  Borrower shall not, nor shall it permit any of its Subsidiaries to, engage in any sale leaseback, synthetic lease or similar transaction involving any of its assets.

5.12.       Restricted Payments.  Borrower shall not, nor shall it permit any of its Subsidiaries to, declare or make any Restricted Payments except that:

(a)          any Subsidiary of Borrower may declare and pay dividends to Borrower or any Subsidiary of Borrower owning Stock of such Subsidiary, in accordance with their respective ownership shares;

(b)        Borrower may engage in Stock Buybacks from time to time with any holder of its Stock to facilitate cash coverage of such Person’s tax liabilities in connection with a Stock issuance;

(c)          Borrower may (i) declare and pay dividends from time to time, and (ii) engage in Stock Buybacks from time to time with any holder of its Stock from time to time as authorized by its board of directors, including in open-market transactions at prevailing market prices, in privately negotiated transactions or by other means as determined by the Company’s management, provided that in each case all of the following conditions are satisfied:

(i)          no Default or Event of Default has occurred and is continuing or would arise as a result of such Restricted Payment;

(ii)          after giving effect to such Restricted Payment and all other transactions occurring on such date, Total Liquidity is greater than the Total Liquidity Threshold; and

(iii)          no Advances are outstanding hereunder at the time of such Stock Buyback, in which case there shall be no cap on the aggregate amount of such Stock Buyback transactions;

(d)          Borrower may redeem from officers, directors and employees (or, upon resignation, retirement or death, former officers, directors and employees) Stock provided all of the following conditions are satisfied:

(i)          no Default or Event of Default has occurred and is continuing or would arise as a result of such Restricted Payment;

(ii)        after giving effect to such Restricted Payment and all other transactions occurring on such date, (A) the Loan Parties are in compliance on a pro forma basis with the Total Leverage Ratio required under Section 6.1, computed for the most recent Fiscal Quarter for which financial statements have been delivered and (B) Total Liquidity is greater than the Total Liquidity Threshold; and

(iii)         no Advances are outstanding hereunder at the time of such redemption.

5.13.      Change of Corporate Name or Location; Change of Fiscal Year.  Borrower shall not, nor shall it permit any of its Subsidiaries to, (a) change its name as it appears in official filings in the state of its incorporation or other organization, (b) change its chief executive office, principal place of business, business offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, unless in each case (i) at least 15 Business Days prior written notice (or such later notice as is acceptable to Agent in its sole discretion) thereof is given to Agent and Agent has provided written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, for the benefit of the Secured Parties, in any Collateral, has been completed or taken, (ii) the priority of all Liens in favor of Agent, for the benefit of the Secured Parties, is not adversely affected, and (iii) any such new location shall be in the continental United States.  No Loan Party shall change its Fiscal Year without Agent’s prior written consent.

5.14.      No Restriction on Distributions; No Negative Pledges.  Except pursuant to the Loan Documents, Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Subsidiary to pay dividends or make any other distribution on any of the Stock of such Subsidiary or to pay fees, including management fees, or make other payments and distributions to Borrower or any other Subsidiary.  Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into, assume or become subject to any contractual obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of Agent, for the benefit of the Secured Parties, whether now owned or hereafter acquired except in connection with any document or instrument governing Liens permitted pursuant to Section 5.7(c) provided that any such restriction contained therein relates only to the asset or assets subject to such permitted Liens.

5.15.       [Reserved].

5.16.       [Reserved].

5.17.       [Reserved].

5.18.     Margin Stock; Use of Proceeds.  Borrower shall not, nor shall it permit any of its Subsidiaries to, use any portion of the Advance proceeds, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of any Loan Party or Subsidiary or others incurred to purchase or carry Margin Stock, or otherwise in any manner which is in contravention of any requirement of applicable Law or in violation of this Agreement.

5.19.       Sanctions; Use of Proceeds.  Borrower shall not, nor shall it permit any of its Subsidiaries to, fail to comply with the Laws, regulations and executive orders referred to in Section 3.12.  No Loan Party will, directly or indirectly, use the proceeds of the Advances or Letters of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Advances or Letters of Credit, whether as Agent, L/C Issuer, Lender, underwriter, advisor, investor, or otherwise).

5.20.      Prepayments of Other Indebtedness.  Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (a) the Obligations, (b) Indebtedness secured by a Permitted Encumbrance if the asset securing such Indebtedness has been sold or otherwise disposed of in a transaction permitted hereunder, (c) a refinancing of Indebtedness permitted under Section 5.3(d), (d) prepayments of other Indebtedness so long as (i) no Default or Event of Default would occur and be continuing after giving effect to any such proposed prepayment and (ii) after giving effect to each such proposed prepayment (and all other transactions occurring on such date), the Loan Parties are in pro forma compliance with (A) the Total Leverage Ratio required under Section 6.1, computed for the most recent Fiscal Quarter for which financial statements have been delivered and (B) Total Liquidity is greater than the Total Liquidity Threshold, and (e) prepayment of intercompany Indebtedness permitted by this Agreement so long as in compliance with any subordination provisions applicable to such intercompany Indebtedness.

5.21.       Capital Expenditures.  Borrower shall not, nor shall it permit any of its Subsidiaries to, make Capital Expenditures in excess of $10,000,000 in the aggregate in any Fiscal Year, provided that any Capital Expenditure made when Total Liquidity is greater than the Total Liquidity Threshold both before and after giving effect to such Capital Expenditure shall be permitted without regard to such $10,000,000 limitation set forth above.

5.22        Outbound Investment Rules.  Borrower shall not, nor shall it permit any Subsidiary to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower or any of its Subsidiaries, as applicable, were a U.S. Entity or (iii) any other activity that would cause Agent or any Lender to be in violation of the Outbound Investment Rules or cause Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

6.	FINANCIAL COVENANTS

6.1.         Leverage Ratio.  Borrower shall not permit the Total Leverage Ratio, as of the end of any Fiscal Quarter, to be greater than 2.00 to 1.00.

6.2.        Interest Coverage Ratio.  Borrower shall not permit the Consolidated Interest Coverage Ratio, as of the end of any Fiscal Quarter, to be less than 3.00 to 1.00.

7.	FINANCIAL STATEMENTS AND INFORMATION

7.1.        Reports and Notices.  Borrower hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Agent and Lenders, as required, the Financial Statements, notices, Projections and other information at the times, to the Persons and in the manner set forth in Annex B.

7.2.         Communication with Accountants.  Borrower authorizes Agent, on behalf of itself and each of its Subsidiaries, to communicate directly with its independent certified public accountants, including Deloitte & Touche LLP, and authorizes and shall instruct those accountants and advisors to communicate to Agent information relating to Borrower or any of its Subsidiaries with respect to the business, results of operations and financial condition thereof; provided, that unless an Event of Default exists and is continuing the Agent shall request advance written approval (such approval not to be unreasonably withheld or delayed) from the Borrower, prior to communications with any such accountants or advisors.

8.	CONDITIONS PRECEDENT.

8.1.        Conditions to the Initial Advances.  Lender shall not be obligated to make any Advance or incur any Letter of Credit Obligations on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner reasonably satisfactory to Agent, or waived in writing by Agent:

(a)          Credit Agreement; Loan Documents.  This Agreement and the other Loan Documents or counterparts hereof and thereof shall have been duly executed by, and delivered to, Borrower, each other Loan Party, Agent and Lenders; and Agent shall have received such documents, instruments, agreements and legal opinions as Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, each in form and substance reasonably satisfactory to Agent.

(b)        Approvals.  Agent shall have received (i) satisfactory evidence that the Loan Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents or (ii) an officer’s certificate in form and substance reasonably satisfactory to Agent affirming that no such consents or approvals are required.

(c)          Payment of Fees.  Borrower shall have paid the Fees required to be paid on the Closing Date in the respective amounts specified in Section 2.4(e) (including the Fees specified in the Fee Letter), and shall have reimbursed Agent for all Fees, costs and expenses of closing presented as of the Closing Date.

(d)          Capital Structure: Other Indebtedness.  The capital structure of each Loan Party and Subsidiary and the terms and conditions of all Indebtedness of each Loan Party and Subsidiary shall be acceptable to Agent in its sole reasonable discretion.

(e)          KYC Information; Beneficial Ownership.  Agent and, if requested by a Lender, such Lender, shall have received (i) documentation and other information reasonably requested by Agent or such Lender in order to comply with applicable law, including the USA PATRIOT Act, and (ii) to the extent Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification.

8.2.         Further Conditions to Each Advance.  No Lender shall be obligated to fund any Advance, convert or continue any Advance as a Tranche Rate Loan or incur any Letter of Credit Obligation, if, as of the date thereof:

(a)          any representation or warranty by any Loan Party contained herein or in any other Loan Document (other than Section 3.31, but solely to the extent any such inaccuracy relates only to Laws of, or actions taken by, the DOE), or which are contained in any certificate or other document furnished at any time under or in connection herewith or therewith, is untrue or incorrect in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality or Material Adverse Effect in the text thereof), except to the extent that such representation or warranty expressly relates to an earlier date in which case such representation or warranty is untrue or incorrect in any material respect as of such earlier date (except that such material qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) and, in each case, except for changes therein expressly permitted or expressly contemplated by this Agreement;

(b)          any Default or Event of Default has occurred and is continuing or would result after giving effect to any Advance (or the incurrence of any Letter of Credit Obligation); or

(c)          after giving effect to any Advance (or the incurrence of any Letter of Credit Obligations), the outstanding aggregate amount of the Revolving Exposure would exceed the aggregate amount of the Revolving Loan Commitments of all Lenders.

The request and acceptance by Borrower of the proceeds of any Advance (including the incurrence of any Letter of Credit Obligations or the conversion or continuation of any Advance into, or as, a Tranche Rate Loan) shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by each Loan Party that the conditions in this Section 8.2 have been satisfied and (ii) a reaffirmation by each Loan Party of the granting and continuance of Agent’s Liens on the Collateral, on behalf of itself and Lenders, pursuant to the Collateral Documents.

9.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES

9.1.        Events of Default.  The occurrence of any one or more of the following events (regardless of the reason therefor and whether or not caused by or within the control of Borrower or any Subsidiary) shall constitute an “Event of Default” hereunder:

(a)          Borrower (i) fails to make any payment of principal of, or interest on, or Fees owing in respect of, the Advances or any of the other Obligations when due and payable, including any failure to cure any Overdrawn Amount in accordance with Section 2.2(b), or (ii) fails to pay or reimburse Agent or Lenders for any cost or expense reimbursable hereunder or under any other Loan Document within 5 days following Agent or any Lender’s demand for such reimbursement or payment of expenses; or

(b)          Any Loan Party fails or neglects to perform, keep or observe any of the provisions of Sections 3.12, 4.1, 4.11, 4.13, 4.15, 5, 6, or 7.2; or

(c)          Any Loan Party fails or neglects to perform, keep or observe any of the provisions of Section 7.1 and the same shall remain unremedied for 3 Business Days or more; provided, however, that the Loan Parties shall not have the right to cure any default under Section 7.1 if any default under Section 7.1 has occurred more than three times in any 12 month period; or

(d)          Any Loan Party fails or neglects to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than (x) any provision embodied in or covered by any other clause of this Section 9.1 and (y) Section 4.5(b) solely to the extent any noncompliance relates only to Education Approvals of, or actions taken by, the DOE) and the same shall remain unremedied for 30 days or more; provided, however, that such 30-day cure period shall not apply to: (i) a breach of any provision that cannot be cured or (ii) a breach or default of any other Loan Document if a period of cure is expressly provided for in such other Loan Document with respect to a breach or default under such other Loan Document; or

(e)          A default or breach occurs under any agreement, document or instrument to which any Loan Party is a party (determined exclusive of the Loan Documents) that is not cured within any applicable grace period therefor, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness or Contingent Obligations (determined exclusive of the Obligations) of any Loan Party and the aggregate principal amount of such Indebtedness or Contingent Obligation is in excess of $5,000,000 in the aggregate (including (x) undrawn committed or available amounts and (y) amounts owing to all creditors under any combined or syndicated credit arrangements), or (ii) causes, or permits any holder of such Indebtedness or Contingent Obligations or a trustee to cause, Indebtedness or Contingent Obligations or a portion thereof in excess of $5,000,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or cash collateral to be demanded in respect thereof, in each case, regardless of whether such default is waived, or such right is exercised, by such holder or trustee; or

(f)          any representation or warranty herein or in any Loan Document (other than Section 3.31, but solely to the extent any such inaccuracy relates only to Laws of or actions taken by the DOE) or in any written statement, report, Financial Statement or certificate made or delivered to Agent or any Lender by any Loan Party is untrue or incorrect in any material respect as of the date when made or deemed made; or

(g)          Assets of Borrower and its Subsidiaries (on a consolidated basis) with a fair market value of $500,000 or more are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Loan Party and such condition continues for 45 days or more; or

(h)         A case or proceeding is commenced against any Loan Party seeking a decree or order in respect of such Loan Party (i) under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar Law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Loan Party or for any substantial part of any such Loan Party’s assets, or (iii) ordering the winding up or liquidation of the affairs of such Loan Party, and such case or proceeding shall remain undismissed or unstayed for 60 days or more or a decree or order granting the relief sought in such case or proceeding is granted by a court of competent jurisdiction; or

(i)          Any Loan Party (i) files a petition seeking relief under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar Law, (ii) consents to or fails to contest in a timely and appropriate manner to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Loan Party or for any substantial part of any such Loan Party’s assets, (iii) makes an assignment for the benefit of creditors, or (iv) takes any action in furtherance of any of the foregoing, or (v) admits in writing its inability to, or is generally unable to, pay its debts as such debts become due; or

(j)          (i) A final judgment or judgments for the payment of money in excess of $5,000,000 in the aggregate at any time are outstanding against one or more of the Loan Parties (which judgments are not covered by insurance policies as to which liability has been accepted by the insurance carrier), and the same are not, within 30 days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay, (ii) any action shall be taken by a judgment creditor to attach or levy upon any property of any Loan Party to enforce any such judgment under clause (i) above obtained against a Loan Party, or (iii) any Loan Party shall fail within 30 days after the entry thereof to discharge or stay pending appeal one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; or

(k)         Any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any Lien created under any Loan Document ceases to be a valid and perfected first-priority Lien (except as otherwise expressly permitted herein or therein) in any of the Collateral purported to be covered thereby; or

(l)          Any Change of Control occurs; or

(m)        The dissolution or liquidation of Borrower or of any endorser or guarantor of the Obligations, or the merger or consolidation of any of the foregoing with a third party, or statutory division of the foregoing, or the lease, sale or other conveyance of a material part of the assets or business of any of the foregoing to a third party outside the ordinary course of its business, or the lease, purchase or other acquisition of a material part of the assets or business of a third party by any of the foregoing; or

(n)          Borrower experiences any losses before income taxes as of the end of any given Fiscal Year as reported on its consolidated financial statements filed with its Annual Report on Form 10-K with the Securities and Exchange Commission for such year; or

(o)          Borrower experiences any event (or series of events) reasonably expected (in the judgment of the Agent) to reduce Borrower’s total revenue in the next succeeding quarter (relative to the immediately preceding full fiscal quarter) by more than 33%; or

(p)          any such Event of Default to be determined by Agent in its discretion.

9.2.         Remedies.

(a)         If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Required Lenders shall), without notice, suspend the Revolving Loan Commitment with respect to additional Revolving Credit Advances and/or the incurrence of additional Letter of Credit Obligations.  If any Event of Default has occurred and is continuing, Agent may (and at the written request of Required Lenders shall), without notice except as otherwise expressly provided herein, increase the rate of interest applicable to the Advances and the Letter of Credit Fees to the Default Rate.

(b)          If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Required Lenders shall), without notice: (i) terminate the Revolving Loan Commitments with respect to further Advances or the incurrence of further Letter of Credit Obligations; (ii) reduce the Revolving Loan Commitments from time to time; (iii) declare all or any portion of the Obligations, including all or any portion of any Advance to be forthwith due and payable, and require that the Letter of Credit Obligations be cash collateralized in the manner set forth in Annex A, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower and each other Loan Party; or (iv) exercise any rights and remedies provided to Agent under the Loan Documents or at law or equity, including all remedies provided under the Code; provided, that upon the occurrence of an Event of Default specified in Sections 9.1(h) or (i), the Revolving Loan Commitments shall be immediately terminated and all of the Obligations, including the Advances and Letter of Credit Obligations, shall become immediately due and payable without declaration, notice or demand by any Person.

(c)          At the election of Agent or Required Lenders, after the occurrence of an Event of Default and for so long as it continues, the Tranche Rate election will not be available to Borrower and as the Interest Periods for Tranche Rate Loans then in effect expire, such Advances shall be converted into Base Rate Loans.

(d)         During the continuance of any Event of Default, each Lender is hereby authorized by each Loan Party at any time or from time to time, with reasonably prompt subsequent notice to Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (i) balances held by such Lender or any of such Lender’s Affiliates at any of its offices for the account of any Loan Party or any of its Subsidiaries (regardless of whether such balances are then due to such Loan Party or Subsidiary), and (ii) other property at any time held or owing by such Lender or any of such Lender’s Affiliates to or for the credit or for the account of any Loan Party or any of its Subsidiaries, against and on account of any of the Obligations; except that no Lender or any of such Lender’s Affiliates shall exercise any such right without the prior written consent of Agent.  Any Lender exercising a right to set off (including through an Affiliate) shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender in accordance with their respective Pro Rata Share of the Obligations.  Each Loan Party agrees, to the fullest extent permitted by Law, that any Lender or any of such Lender’s Affiliates may exercise its right to set off with respect to the Obligations as provided in this Section 9.2.

9.3.         Application of Proceeds.

(a)        As to Borrower.  Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, each Loan Party irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of Borrower or any Guarantor of all or any part of the Obligations, and, as between the Loan Parties on the one hand and Agent and Lenders on the other, Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Agent may deem advisable notwithstanding any previous application by Agent.

(b)        After Application Event.  Following the occurrence and during the continuance of an Event of Default, but absent the occurrence and continuance of an Application Event, Agent shall apply any and all payments received by Agent in respect of the Obligations, and any and all proceeds of Collateral received by Agent, in such order as Agent may from time to time elect. Notwithstanding anything to the contrary contained in this Agreement, if an Application Event shall have occurred, and so long as it continues, Agent shall apply any and all payments received by Agent in respect of the Obligations, and any and all proceeds of Collateral received by Agent, in the following order: first, to all Fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Agent with respect to this Agreement, the other Loan Documents or the Collateral; second, to all Fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Loan Documents or the Collateral; third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts); fourth, to the principal amount of the Obligations outstanding and Obligations owing to any Eligible Swap Counterparty in respect of any Rate Contract, but excluding Obligations owing in respect of any Bank Products; fifth, to the Obligations owing in respect of any Bank Products; sixth, to provide cash collateral to secure any and all Letter of Credit Obligations and future payment of related Fees, as provided for in Annex A; seventh to any other indebtedness or obligations of any Loan Party owing to Agent or any Lender under the Loan Documents; and eighth, to Obligations owing to any Eligible Swap Counterparty in respect of any Swap Contracts other than a Rate Contract.

(c)          Residuary.  Any balance remaining after giving effect to the applications set forth in this Section 9.3 shall be delivered to Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.  In carrying out any of the applications set forth in this Section 9.3, (i) amounts received shall be applied in the numerical order provided until paid in full prior to the application to the next succeeding category and (ii) each of the Persons entitled to receive a payment or cash collateral in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category.

9.4.        Waivers by Loan Parties.  Except as otherwise provided for in this Agreement or by applicable Law, each Loan Party waives: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which any Loan Party may in any way be liable, and hereby ratifies and confirms whatever Agent may do in this regard, (b) all rights to notice and a hearing prior to Agent’s taking possession or control of, or to Agent’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption Laws.

9.5.        Actions in Concert.  For the sake of clarity, anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or any other Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of Agent or Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the other Loan Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

10.	EXPENSES AND INDEMNITY

10.1.     Expenses.  Borrower hereby agrees to promptly pay (i) all reasonable, documented actual costs and out of pocket expenses of Agent (including the reasonable fees, costs and expenses of any counsel to, and independent appraisers and consultants retained by, Agent) in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated by the Loan Documents, in connection with the performance by Agent of its rights and remedies under the Loan Documents and in connection with the continued administration of the Loan Documents including (A) any amendments, modifications, consents and waivers to and/or under any and all Loan Documents and (B) any periodic public record searches conducted by or at the request of Agent (including title investigations, Uniform Commercial Code searches, fixture filing searches, judgment, pending Litigation and tax lien searches and searches of applicable corporate, limited liability company, partnership and related records concerning the continued existence, organization and good standing of certain Persons), (ii) without limitation of the preceding clause (i), all reasonable, documented actual costs and out of pocket expenses of Agent (including the reasonable fees, costs and expenses of any counsel to, and independent appraisers and consultants retained by, Agent) in connection with (A) the creation, perfection and maintenance of Liens pursuant to the Loan Documents and (B) protecting, storing, insuring, handling, maintaining or selling any Collateral and (iii) without limitation of the preceding clause (i), all actual costs and out of pocket expenses of Agent in connection with (A) any Litigation, dispute, suit or proceeding relating to any Loan Document and (B) any workout, collection, bankruptcy, insolvency, post-judgment or other enforcement proceedings under any and all of the Loan Documents, and (iv) all actual costs and out of pocket expenses incurred by Lenders in connection with any Litigation, dispute, suit or proceeding relating to any Loan Document and in connection with any workout, collection, bankruptcy, insolvency, post-judgment or other enforcement proceedings under any and all Loan Documents.

10.2.      Indemnity.  Borrower hereby agrees, on behalf of itself and each other Loan Party, to indemnify, pay and hold harmless Agent, Arrangers, Lenders and the Affiliates, officers, directors, employees, trustees, agents, investment advisors, collateral managers, servicers, and counsel of Agent, Arrangers and Lenders (collectively called the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for such Indemnitee) actually incurred in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnitee shall be designated a party thereto and including any such proceeding initiated by or on behalf of a Loan Party or any Affiliate thereof, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Agent or Lenders) asserting any right to payment for the transactions contemplated hereby, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with the transactions contemplated hereby or by the other Loan Documents (including (i) (A) as a direct or indirect result of the presence on or under, or escape, seepage, leakage, spillage, discharge, emission or release from, any property now or previously owned, leased or operated by a Loan Party or any other Person of any Hazardous Materials or any Hazardous Materials Contamination, (B) arising out of or relating to the offsite disposal of any materials generated or present on any such property, or (C) arising out of or resulting from the environmental condition of any such property or the applicability of any governmental requirements relating to Hazardous Materials, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of any Loan Party, and (ii) proposed and actual extensions of credit under this Agreement) and the use or intended use of the proceeds of the Advances and Letters of Credit, except that the Loan Parties shall not have any obligation under this Section to an Indemnitee with respect to any liability resulting solely from the gross negligence or willful misconduct of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction.  To the extent that the undertaking set forth in the immediately preceding sentence may be unenforceable, Borrower agrees, and agrees to cause the other Loan Parties, to contribute the maximum portion which it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them. NOTICE IS HEREBY GIVEN THAT THIS AGREEMENT CONTAINS INDEMNIFICATION PROVISIONS IN THIS SECTION 10.2 THAT APPLY TO, AND BORROWER AND EACH OTHER LOAN PARTY HEREBY ACKNOWLEDGES AND AGREES THAT THE FOREGOING INDEMNITY SHALL BE APPLICABLE TO, ANY LOSSES, DAMAGES AND LIABILITIES THAT HAVE RESULTED FROM OR ARE ALLEGED TO HAVE RESULTED FROM THE ACTIVE OR PASSIVE OR THE SOLE, JOINT OR CONCURRENT ORDINARY NEGLIGENCE OF AGENT, ANY LENDER OR ANY OTHER INDEMNITEE UNDER THIS SECTION 10.2.

11.	AGENT

11.1.      Appointment and Authorization.  Each Lender hereby irrevocably appoints and authorizes Agent to enter into each of the Loan Documents to which it is a party (other than this Agreement) on its behalf and to take such actions as Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with all such powers as are reasonably incidental thereto.  Subject to the terms of Section 12.5 and to the terms of the other Loan Documents, Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders.  The provisions of this Section 11 are solely for the benefit of the Secured Parties and neither Borrower nor any other Loan Party shall have any rights as a third party beneficiary of any of the provisions hereof.  In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower or any other Loan Party.  Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its own agents or employees.

11.2.     Agent and Affiliates.  Agent shall have the same rights and powers under the Loan Documents as any other Lender and may exercise or refrain from exercising the same as though it were not Agent, and Agent and its Affiliates may lend money to, provide Bank Products to, invest in and generally engage in any kind of business with each Loan Party or Affiliate of any Loan Party as if it were not Agent hereunder.

11.3.       Action by Agent; Actions through Sub-Agents.  The duties of Agent shall be mechanical and administrative in nature.  Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender or other Person.  Nothing in this Agreement or any of the Loan Documents is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein.  Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by Agent.  Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Persons.  The exculpatory provisions of this Section 11 shall apply to any such sub-agent and to the Related Persons of Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

11.4.      Consultation with Experts.  Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

11.5.       Liability of Agent.  Neither Agent nor any of its directors, officers, agents or employees shall be liable to any Lender for any action taken or not taken by it in connection with the Loan Documents, except that Agent shall be liable with respect to its specific duties set forth hereunder, but only to the extent of its own gross negligence or willful misconduct in the discharge thereof as determined by a final non-appealable judgment of a court of competent jurisdiction.  Neither Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder or the contents of any certificate, financial statement or other report or document delivered under or in connection with any Loan Document, (ii) the performance or observance of any of the covenants or agreements specified in any Loan Document, (iii) the satisfaction of any condition specified in any Loan Document, (iv) the validity, effectiveness, sufficiency or genuineness of any Loan Document, any Lien purported to be created or perfected thereby or any other instrument or writing furnished in connection therewith, (v) the existence or non-existence of any Default or Event of Default; or (vi) the financial condition of any Loan Party or the value or the sufficiency of any Collateral.  Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile or electronic transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties.  Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).

11.6.      Indemnification.  To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required to be paid to Agent under Sections 10.1 or 10.2 (but without affecting the Loan Parties’ reimbursement and indemnification obligation hereunder), each Lender shall, in accordance with its Pro Rata Share, pay to Agent such Lender’s portion of such unpaid amount (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Applicable Percentage at such time).  If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Required Lenders until such additional indemnity is furnished.

11.7.      Right to Request and Act on Instructions.  Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from Required Lenders or all or such other portion of Lenders as shall be prescribed by this Agreement.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Required Lenders (or all or such other portion of Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of Required Lenders (or such other applicable portion of Lenders), Agent shall have no obligation to take any action if it believes, in good faith, that such action would violate applicable Law or exposes Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 11.6.

11.8.       Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents.

11.9.      Collateral Matters.  Lenders irrevocably authorize Agent, at its option and in its discretion, to (i) release any Lien granted to or held by Agent under any Collateral Document (A) upon termination of the Revolving Loan Commitments and payment in full of all Obligations, the expiration, termination or cash collateralization (to the satisfaction of Agent) of all Letter of Credit Obligations and, to the extent required by Agent in its sole discretion, the expiration, termination or cash collateralization (to the satisfaction of Agent) of all Rate Contract Obligations and all obligations, liabilities and indebtedness in respect of Bank Products in each case secured, in whole or in part, by any Collateral, or (B) constituting property sold or disposed of as part of or in connection with any disposition permitted under any Loan Document (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the sale or other disposition of property being made in full compliance with the provisions of the Loan Documents), (ii) release any Guarantor from its obligations under the Loan Documents (A) upon termination of the Revolving Loan Commitments and payment in full of all Obligations, the expiration, termination or cash collateralization (to the satisfaction of Agent) of all Letter of Credit Obligations and, to the extent required by Agent in its sole discretion, the expiration, termination or cash collateralization (to the satisfaction of Agent) of all Rate Contract Obligations and all obligations, liabilities and indebtedness in respect of Bank Products in each case secured, in whole or in part, by any Collateral, or (B) upon such Guarantor ceasing to be a Subsidiary pursuant to a transaction permitted by this Agreement (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the sale or other disposition being made in full compliance with the provisions of the Loan Documents), and (iii) release or subordinate any Lien granted to or held by Agent under any Collateral Document constituting property described in Section 5.7(c) (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the identification of any property described in Section 5.7(c)).  Upon request by Agent at any time, Lenders will confirm Agent’s authority to release and/or subordinate particular types or items of Collateral pursuant to this Section 11.9.

11.10.    Agency for Perfection.  Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent’s security interest in assets which, in accordance with the Code in any applicable jurisdiction, can be perfected by possession or control.  Should any Lender (other than Agent) obtain possession or control of any such assets, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor, shall deliver such assets to Agent or in accordance with Agent’s instructions or transfer control to Agent in accordance with Agent’s instructions.  Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Collateral Document or to realize upon any Collateral for the Advances unless instructed to do so by Agent (or consented to by Agent, as provided in Section 9.2(d)), it being understood and agreed that such rights and remedies may be exercised only by Agent.

11.11.    Notice of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  Agent will notify each Lender of its receipt of any such notice.  Agent shall take such action with respect to such Default or Event of Default as may be requested by Required Lenders (or all or such other portion of Lenders as shall be prescribed by this Agreement) in accordance with the terms hereof.  Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.

11.12.     Successor Agent.

(a)          Agent may at any time give written notice of its resignation to Lenders, L/C Issuer, and Borrower.  Upon receipt of any such notice of resignation, Required Lenders shall have the right, upon the Borrower’s consent (so long as no Event of Default then exists) which shall not be unreasonably delayed or withheld, to appoint a successor Agent.  Upon the acceptance of a successor’s appointment as Agent hereunder and notice of such acceptance to the retiring Agent, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, the retiring Agent’s resignation shall become immediately effective and the retiring Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents (if such resignation was not already effective and such duties and obligations not already discharged, as provided below in this paragraph).  The Fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed in writing between Borrower and such successor.  If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of Lenders and L/C Issuer (but without any obligation) appoint a successor Agent, which appointment shall not be subject to consent by Required Lenders or any Loan Party.  From and following the expiration of such 30 day period, Agent shall have the exclusive right, upon 1 Business Days’ written notice to Borrower and Lenders, to make its resignation effective immediately.  From and following the effectiveness of such notice, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as Required Lenders appoint a successor Agent as provided for above in this paragraph.  The provisions of this Agreement shall continue in effect for the benefit of any retiring Agent and its sub-agents after the effectiveness of its resignation hereunder and under the other Loan Documents in respect of any actions taken or omitted to be taken by any of them (x) while the retiring Agent was acting or was continuing to act as Agent and (y) after such resignation for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including acting as collateral agent or otherwise holding any collateral security on behalf of any of the holders of the Obligations and in respect of any actions taken in connection with transferring the agency to any successor Agent.

(b)          Notwithstanding anything to the contrary herein, if at any time Agent assigns all of its Revolving Loan Commitments and Revolving Loans pursuant to (and in accordance with) the terms and conditions hereof, Agent may terminate its commitment pursuant to Section 2.6 to issue Letters of Credit.  In the event of such termination: (i) Borrower shall be entitled to appoint another Lender to act as the successor L/C Issuer hereunder (with such Lender’s consent); provided, however, that the failure of Borrower to appoint a successor shall not affect the resignation of Agent as the L/C Issuer; and (ii) Agent shall retain all of the rights of the L/C Issuer hereunder with respect to Letters of Credit made by it and outstanding as of the effective date of such termination, including the right to require Lenders to fund their Pro Rata Share of such Letters of Credit pursuant to Section 2.6.

11.13.     Disbursements of Revolving Credit Advances; Payment and Sharing of Payment.

(a)          Revolving Credit Advances, Payments and Settlements; Interest and Fee Payments.

(i)          Agent shall be conclusively entitled to assume, for purposes of the preceding sentence, that each Lender will fund its Pro Rata Share of all Revolving Credit Advances requested by Borrower.  Each Lender shall reimburse Agent on demand, in accordance with the provisions of the immediately following paragraph, for all funds disbursed on its behalf by Agent pursuant to the first sentence of this clause (i), or if Agent so requests, each Lender will remit to Agent its Pro Rata Share of any Revolving Credit Advance before Agent disburses the same to Borrower.  If Agent elects to require that each Lender make funds available to Agent, prior to a disbursement by Agent to Borrower, Agent shall advise each Lender by telephone, facsimile or e‑mail of the amount of such Lender’s Pro Rata Share of the Revolving Credit Advance requested by Borrower no later than 10:00 a.m. (Cincinnati, Ohio time) on the date of funding of such Revolving Credit Advance, and each such Lender shall pay Agent on such date such Lender’s Pro Rata Share of such requested Revolving Credit Advance, in same day funds, by wire transfer to Agent’s account specified by Agent to Lenders from time to time.  If any Lender fails to pay the amount of its Pro Rata Share within 1 Business Day after Agent’s written demand, Agent shall promptly notify Borrower in writing, and Borrower shall immediately repay such amount to Agent.  Any repayment required by Borrower pursuant to this Section 11.13 shall be accompanied by accrued interest thereon from and including the date such amount is made available to Borrower to but excluding the date of payment at the rate of interest then applicable to Revolving Credit Advances which are Base Rate Loans.  Nothing in this Section 11.13 or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

(ii)          On a Business Day of each week as selected from time to time by Agent, or more frequently (including daily), if Agent so elects (each such day being a “Settlement Date”), Agent will advise each Lender by telephone, facsimile or e‑mail of the amount of each such Lender’s percentage interest of the Revolving Credit Advance balance as of the close of business of the Business Day immediately preceding the Settlement Date.  In the event that payments are necessary to adjust the amount of such Lender’s actual percentage interest of the Revolving Credit Advances balance to such Lender’s required percentage interest of the Revolving Credit Advances balance as of any Settlement Date, the party from which such payment is due shall pay Agent, without setoff or discount, to Agent’s account specified by Agent to Lenders from time to time not later than 1:00 p.m. (Cincinnati, Ohio time) on the Business Day following the Settlement Date the full amount necessary to make such adjustment.  Any obligation arising pursuant to the immediately preceding sentence shall be absolute and unconditional and shall not be affected by any circumstance whatsoever.  In the event settlement shall not have occurred by the date and time specified in the second preceding sentence, interest shall accrue on the unsettled amount at the Federal Funds Rate, for the first 3 days following the scheduled date of settlement, and thereafter at the Base Rate plus the Applicable Margin for Base Rate Loans applicable to Revolving Credit Advances.

(iii)       On each Settlement Date, Agent shall advise each Lender by telephone, facsimile or e‑mail of the amount of such Lender’s percentage interest of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Revolving Credit Advances, to the extent of such Lender’s Revolving Exposure with respect thereto, and shall make payment to such Lender not later than 1:00 p.m. (Cincinnati, Ohio time) on the Business Day following the Settlement Date of such amounts in accordance with wire instructions delivered by such Lender to Agent, as the same may be modified from time to time by written notice to Agent; provided, that, in the case such Lender is a Defaulting Lender, Agent shall be entitled to set off the funding short fall of such Defaulting Lender against that Defaulting Lender’s respective share of all payments received from Borrower.

(iv)        On the Closing Date, Agent, on behalf of Lenders, may elect to advance to Borrower the full amount of the Advances to be made on the Closing Date prior to receiving funds from Lenders, in reliance upon each Lender’s commitment to make its Pro Rata Share of such Advances to Borrower in a timely manner on such date.  If Agent elects to advance such Advances to Borrower in such manner, Agent shall be entitled to receive all interest that accrues on the Closing Date on each Lender’s Pro Rata Share of such Advances unless Agent receives such Lender’s Pro Rata Share of such Advances on the Closing Date.

(v)        The provisions of this Section 11.13(a) shall be deemed to be binding upon Agent and Lenders notwithstanding the occurrence of any Default or Event of Default, or any insolvency or bankruptcy proceeding pertaining to Borrower or any other Loan Party.

(b)          Return of Payments.

(i)          If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind, together with interest accruing on a daily basis at the Federal Funds Rate.

(ii)          If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any insolvency Law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(c)          Defaulting Lenders.  The failure of any Defaulting Lender to make any Advances or any payment required by it hereunder shall not relieve any other Lender of its obligations to make such Advances or payment, but neither any other Lender nor Agent shall be responsible for the failure of any Defaulting Lender to make Advances or make any other payment required hereunder.

(d)          Sharing of Payments.  If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Advance (other than pursuant to the terms of Section 2.10) in excess of its pro rata share of payments entitled pursuant to the other provisions of this Section 11.13, such Lender shall purchase from the other Lenders such participations in extensions of credit made by such other Lenders (without recourse, representation or warranty) as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter required to be returned or otherwise recovered from such purchasing Lender, such portion of such purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such return or recovery, without interest.  Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this clause (d) may, to the fullest extent permitted by Law, exercise all its rights of payment (including pursuant to Section 9) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.  If under any applicable bankruptcy, insolvency or other similar Law, any Lender receives a secured claim in lieu of a setoff to which this clause (d) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this clause (d) to share in the benefits of any recovery on such secured claim.

11.14.    Funding and Settlement Provisions Applicable When Non-Funding Lenders Exist. So long as Required Lenders have not waived the conditions to the funding of Revolving Credit Advances set forth in Section 8.2 (nor waived an Event of Default for purposes of satisfying such conditions), any Lender may deliver a written notice to Agent (with a copy to Borrower) stating that such Lender shall cease making Revolving Credit Advances due to the non-satisfaction of one or more conditions to funding Revolving Credit Advances set forth in Section 8.2, and specifying any such non-satisfied conditions.  Any Lender delivering any such notice shall become a non-funding Lender (a “Non-Funding Lender”) for purposes of this Agreement commencing on the Business Day following receipt by Agent of such notice, and shall cease to be a Non-Funding Lender on the date on which (i) such Lender has either revoked the effectiveness of such notice or acknowledged in writing to Agent the satisfaction of the condition(s) specified in such notice, or (ii) Required Lenders waive the conditions to the funding of such Revolving Credit Advances set forth in Section 8.2 giving rise to such notice by Non-Funding Lender.  Each Non-Funding Lender shall remain a Lender for purposes of this Agreement to the extent that such Non-Funding Lender outstanding Revolving Credit Advances is in excess of zero; provided, that during any period of time that any Non-Funding Lender exists, and notwithstanding any provision to the contrary set forth herein, the following provisions shall apply:

(a)          For purposes of determining the Pro Rata Share of each Lender under clause (a) of the definition of such term, each Non-Funding Lender shall be deemed to have a Revolving Loan Commitment as in effect immediately before such Lender became a Non-Funding Lender.

(b)         Agent shall have no right to make or disburse Revolving Credit Advances for the account of any Non-Funding Lender pursuant to Section 11.13, or to assume that any Non-Funding Lender will fund its Pro Rata Share of any Revolving Credit Advances requested by Borrower during such period.

(c)          Agent shall have no right to make or disburse Revolving Credit Advances for the account of any Non-Funding Lender pursuant to Section 2.1 to pay interest, Fees, expenses and other charges of any Loan Party, other than Reimbursement Obligations that have arisen pursuant to Section 2.6 in respect of Letters of Credit issued at the time such Non-Funding Lender was not then a Non-Funding Lender.

(d)          Agent shall have no right to (i) make or disburse Revolving Credit Advance as provided in Section 2.1 for the account of any Lender that was a Non-Funding Lender at the time of issuance of any Letter of Credit for which funding or Reimbursement Obligations have arisen pursuant to Section 2.6, or (ii) assume that any Lender that was a Non-Funding Lender at the time of issuance of such Letter of Credit will fund any portion of the Revolving Credit Advance to be funded pursuant to Section 2.6 in respect of such Letter of Credit.  In addition, no Lender that was a Non-Funding Lender at the time of issuance of any Letter of Credit for which funding or Reimbursement Obligations have arisen pursuant to Section 2.6, shall have an obligation to fund any portion of the Revolving Credit Advance to be funded pursuant to Section 2.6 in respect to such Letter of Credit, or to make any payment to Agent or the L/C Issuer, as applicable, under Section 2.6 in respect of such Letter of Credit, or be deemed to have purchased any interest or participation in such Letter of Credit from Agent or the L/C Issuer, as applicable, under Section 2.6.

(e)          To the extent that Agent applies proceeds of Collateral or other payments received by Agent to repayment of Revolving Credit Advances pursuant to Section 9.3, (i) at any time an Event of Default exists (other than an Event of Default under Sections 9.1(a), (h) or (i)), such payments and proceeds shall be applied first in respect of Revolving Credit Advances made at the time any Non-Funding Lenders exist, and second in respect of all other outstanding Revolving Credit Advances, and (ii) at any time an Event of Default under Sections 9.1(a), (h) or (i) exists, such payment and proceeds shall be applied first in respect of Revolving Credit Advances other than Revolving Credit Advances made at the time any Non-Funding Lenders exist, and second in respect of all Revolving Credit Advances made at the time any Non-Funding Lenders exist.

11.15.    Withholding Tax.  To the extent required by any applicable Law, Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  If the IRS or any authority of the United States or other jurisdiction asserts a claim that Agent did not properly withhold Tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective, or for any other reason), such Lender shall indemnify Agent (to the extent that Agent has not already been reimbursed by a Loan Party and without limiting the obligation of any Loan Party to do so) fully for all amounts paid, directly or indirectly, by Agent as Tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

11.16.     Agent May File Proof of Claim.

(a)        In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, Agent (irrespective of whether the principal of any Advance or any Revolving Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances or the Revolving Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Agent and its agents and counsel and all other amounts due Lenders and Agent under Section 10.1) allowed in such judicial proceeding; and

(ii)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(b)          Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, if Agent shall consent to the making of such payments directly to Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under Section 10.1.

Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding.

11.17.    Agent in Individual Capacity.  Fifth Third and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Stock in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with each Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though Fifth Third were not Agent hereunder, and, in each case, without notice to or consent of the other Lenders.  The other Lenders acknowledge (and by entering into an agreement regarding Bank Products, each provider of Bank Products shall be deemed to acknowledge) that, pursuant to such activities, Fifth Third or its Affiliates may receive information regarding Loan Parties or their Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders (or providers of Bank Products), and the Lenders acknowledge (and by entering into an agreement regarding Bank Products, each provider of Bank Products shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them.  The terms “Lender” and “Lenders” include Fifth Third in its individual capacity.

11.18.     ERISA Fiduciary Representations and Warranties.

(a)          Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)          such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments or this Agreement,

(ii)          the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement,

(iii)        (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement, or

(iv)          such other representation, warranty and covenant as may be agreed in writing between Agent, in its sole discretion, and such Lender.

(b)          In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Agent and each Arranger and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Loan Party, that none of Agent, the Arrangers, or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

11.19.     Acknowledgments Regarding Erroneous Payments.

(a)          Each Lender and L/C Issuer hereby agrees that (x) if Agent notifies such Lender or such L/C Issuer that Agent has determined in its sole discretion that any funds received by such Lender or such L/C Issuer from Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or such L/C Issuer (whether or not known to such Lender or such L/C Issuer), and demands the return of such Payment (or a portion thereof), such Lender or such L/C Issuer shall promptly, but in no event later than one Business Day thereafter, return to Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or such L/C Issuer to the date such amount is repaid to Agent at the greater of the Federal Funds Rate, and (y) to the extent permitted by applicable law, such Lender or such L/C Issuer shall not assert, and hereby waives, as to Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine.  A notice of Agent to any Lender or such L/C Issuer under this Section 11.19 shall be conclusive, absent manifest error.

(b)          Each Lender and each L/C Issuer hereby further agrees that if it receives a Payment from Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender and each L/C Issuer agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or such L/C Issuer shall promptly notify Agent of such occurrence and, upon demand from Agent, it shall promptly, but in no event later than one Business Day thereafter, return to Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or such L/C Issuer to the date such amount is repaid to Agent at the Federal Funds Rate.

(c)          Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender or such L/C Issuer that has received such Payment (or portion thereof) for any reason, Agent shall be subrogated to all the rights of such Lender or such L/C Issuer with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower or any other Loan Party.

(d)          Each party’s obligations under this Section 11.19 shall survive the resignation or replacement of Agent or any transfer of rights or obligations by, or the replacement of, a Lender or a L/C Issuer, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document

12.	MISCELLANEOUS

12.1.      Survival.  All agreements, representations and warranties made herein and in every other Loan Document shall survive the execution and delivery of this Agreement and the other Loan Documents.  The provisions of Sections 2.5(f), 2.9, 2.10, 2.11, 10, 11, 12 shall survive the payment of the Obligations (both with respect to any Lender and all Lenders collectively) and any termination of this Agreement.

12.2.      No Waivers.  No failure or delay by Agent or any Lender in exercising any right, power or privilege under any Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.  Any reference in any Loan Document to the “continuing” nature of any Event of Default shall not be construed as establishing or otherwise indicating that Borrower or any other Loan Party has the independent right to cure any such Event of Default, but is rather presented merely for convenience should such Event of Default be waived in accordance with the terms of the applicable Loan Documents.

12.3.       Notices.

(a)          All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, e‑mail, electronic submissions or similar writing, but not facsimile transmission (except to Agent with respect to operational or administrative matters)) and shall be given to such party at its address or e‑mail address set forth on Annex D hereof (or, in the case of any such Lender who becomes a Lender after the date hereof, in an Assignment Agreement or in a notice delivered to Borrower and Agent by the assignee Lender forthwith upon such assignment) or at such other address or e‑mail address as such party may hereafter specify for the purpose by notice to Agent and Borrower; provided, that notices, requests or other communications shall be permitted by e‑mail or other electronic submissions only in accordance with the provisions of Section 12.3(b).  Each such notice, request or other communication shall be effective (i) if given by e‑mail or other electronic submissions, as set forth in Section 12.3(c) or (ii) if given by mail, prepaid overnight courier or any other means, when received at the applicable address specified by this Section.  Notwithstanding anything to the contrary herein, and for the avoidance of any doubt, notices, requests and other communications delivered by facsimile transmission do not satisfy the requirements of this Section 12.3. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(b)          Notices and other communications to the parties hereto may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites); provided, that (i) the foregoing shall not apply to notices sent directly to any party hereto if such party has notified Agent that it has elected not to receive notices by electronic communication (which election may be limited to particular notices) and (ii) any Notice of Borrowing, Notice of Conversion or any notices regarding request for advances hereunder shall be delivered or furnished by Borrower by electronic communication in accordance with all procedures established by or otherwise acceptable to Agent from time to time in its sole discretion.

(c)          Unless Agent otherwise prescribes, (i) notices and other communications sent to an e‑mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e‑mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e‑mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided, that if any such notice or other communication is not sent or posted during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.

(d)        THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

12.4.     Severability.  In case any provision of or obligation under this Agreement or any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

12.5.       Amendments and Waivers.

(a)          General Provisions.  No provision of this Agreement or any other Loan Document (other than the Fee Letter) may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by Borrower, Agent and Required Lenders (and, if any amendment, waiver or other modification would increase a Lender’s Revolving Loan Commitment, by such Lender); provided, that no such amendment, waiver or other modification shall, unless signed or otherwise approved in writing by Agent, Borrower and all Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any Fees with respect to any Advance or Reimbursement Obligation or forgive any principal, interest or Fees with respect to any Advance or Reimbursement Obligation, (B) postpone the date fixed for, or waive, any payment (other than a payment pursuant to Section 2.2(b)) of principal of any Advance, or of any Reimbursement Obligation or of interest on any Advance or any Reimbursement Obligation or any Fees hereunder or postpone the date of termination of the commitment of any Lender hereunder, (C) change the definition of the term Required Lenders or the percentage of Lenders which shall be required for Lenders to take any action hereunder, (D) release all or substantially all of the Collateral, authorize Borrower or any other Loan Party to sell or otherwise dispose of all or substantially all of the Collateral or release all or substantially all of the value of the Guarantors, except, in each case with respect to this clause (D), as otherwise may be provided in this Agreement or the other Loan Documents (including in connection with any disposition permitted hereunder and including as provided in Section 11.9), (E) modify Section 9.3 or 11.13(d), (F) amend, waive or otherwise modify this Section 12.5(a) or the definitions of the terms used in this Section 12.5(a) insofar as the definitions affect the substance of this Section 12.5(a); or (G) consent to the assignment, delegation or other transfer by any Loan Party of any of its rights and obligations under any Loan Document or release Borrower or any other Loan Party of its payment obligations under any Loan Document, except, in each case with respect to this clause (G), pursuant to a merger, consolidation or other transaction permitted pursuant to this Agreement.  It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F) and (G) of the preceding sentence.  Notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be amended and restated without the consent of any Lender (but with the consent of Borrower and Agent) if upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Revolving Loan Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Section 2.9, Section 2.5(e), Section 10.1, Section 10.2 and Section 11.13(d)), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.  Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default is waived in writing in accordance with the terms of this Section 12.5 notwithstanding (i) any attempted cure or other action taken by Borrower or any other Person subsequent to the occurrence of such Event of Default or (ii) any action taken or omitted to be taken by Agent or any Lender prior to or subsequent to the occurrence of such Event of Default (other than the granting of a waiver in writing in accordance with the terms of this Section).

(b)          All Lender Consent Rights.  No amendment or waiver shall, unless signed by Agent and all Lenders (or by Agent with the consent of all Lenders) (x) amend or waive this Section 12.5(b) or the definitions of the terms used in this Section 12.5(b) insofar as the definitions affect the substance of this Section 12.5(b); (y) change the definition of (i) the term Required Lenders, (ii) the percentage of Lenders which shall be required for Lenders to take any action hereunder, or (iii) change any specific right of Required Lenders to grant or withhold consent or take or omit to take any action hereunder.

(c)          Agent, L/C Issuer Consent Rights.  No amendment, waiver or consent shall, unless in writing and signed by Agent or the L/C Issuer, as the case may be, in addition to the Required Lenders or all Lenders directly affected thereby, as the case may be (or by Agent with the consent of the Required Lenders or all the Lenders directly affected thereby, as the case may be), affect the rights or duties of Agent, or the L/C Issuer, as applicable, under this Agreement or any other Loan Document.

(d)          Defaulting Lenders.  Notwithstanding anything set forth herein to the contrary, a Defaulting Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be, or have its Advances and Revolving Loan Commitments, included in the determination of “Required Lenders” or “Lenders directly affected” pursuant to this Section 12.5) for any voting or consent rights under or with respect to any Loan Document, except that a Defaulting Lender shall be treated as an “affected Lender” solely with respect to an increase in or extension of such Defaulting Lender’s Revolving Loan Commitments, a reduction of the principal amount owed to such Defaulting Lender or, unless such Defaulting Lender is treated the same as the other Lenders holding Advances of the same type, a reduction in the interest rates applicable to the Advances held by such Defaulting Lender, and any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.  Moreover, for the purposes of determining Required Lenders, the Advances and Revolving Loan Commitments held by Defaulting Lenders shall be excluded from the total Advances and Revolving Loan Commitments outstanding.

(e)         Certain Amendments.  Notwithstanding anything to the contrary contained in this Section 12.5, (i) Agent may amend Annex C to reflect any assignments entered into pursuant to Section 12.6, and (ii) Agent and Borrower may amend or modify this Agreement and any other Loan Document to (1) cure any ambiguity, omission, defect or inconsistency therein, and (2) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional property for the benefit of the Secured Parties or join additional Persons as Loan Parties.

(f)          Eligible Swap Counterparty and Bank Product Consent Rights.  Without limitation of the foregoing provisions of this Section 12.5, no waiver, amendment or other modification to this Agreement shall, unless signed by each Eligible Swap Counterparty and each provider of Bank Products then in existence, modify the provisions of Section 9.3 in any manner adverse to the interests of each such Eligible Swap Counterparty and/or such provider of Bank Products.

12.6.       Assignments; Participations; Replacement of Lenders.

(a)          Assignments.

(i)          Any Lender may at any time assign to one or more Eligible Assignees all or any portion of such Lender’s Advances and interest in the Revolving Loan Commitments, together with all related obligations of such Lender hereunder.  Except as Agent may otherwise agree, the amount of any such assignment (determined as of the date of the applicable Assignment Agreement or, if a “Trade Date” is specified in such Assignment Agreement, as of such Trade Date) shall be in a minimum aggregate amount equal to $5,000,000 or, if less, the assignor’s entire interests in the Revolving Loan Commitments and outstanding Advances; provided, that, in connection with simultaneous assignments to two or more related Affiliates or Approved Funds, such Affiliates and Approved Funds shall be treated as one assignee for purposes of determining compliance with the minimum assignment size referred to above.  Borrower and Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Eligible Assignee until Agent shall have received and accepted an effective Assignment Agreement executed, delivered and fully completed by the applicable parties thereto, such other information regarding such Eligible Assignee as Agent reasonably shall require and a processing fee of $3,500; provided, only one processing fee shall be payable in connection with simultaneous assignments to two or more related Affiliates and Approved Funds; and provided further, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing fee in the case of any assignment.

(ii)         From and after the date on which the conditions described above have been met, (A) such Eligible Assignee shall be deemed automatically to have become a party hereto and, to the extent of the interests assigned to such Eligible Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (B) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights and obligations hereunder (other than those that survive termination pursuant to Section 12.1).  Upon the request of the Eligible Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, Borrower shall execute and deliver to Agent for delivery to the Eligible Assignee (and, as applicable, the assigning Lender) Notes in the aggregate principal amount of the Eligible Assignee’s percentage interest in the Revolving Loan Commitment (and, as applicable, Notes in the principal amount of that portion of the Revolving Loan Commitment retained by the assigning Lender).  Upon receipt by the assigning Lender of such promissory note, the assigning Lender shall return to Borrower any prior promissory note, if any, held by it.

(iii)       Agent, acting solely for this purpose as an agent of Borrower, shall maintain at its offices located in Cincinnati, Ohio, a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of each Lender, and the commitments of, and principal amount and stated interest of the Advances owing to, such Lender pursuant to the terms hereof (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and Borrower, Agent and Lenders may treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by Borrower and any Lender, at any reasonable time upon reasonable prior notice to Agent.  It is intended that the Register be maintained such that the Advances are in “registered form” for the purposes of the IRC.

(iv)        Notwithstanding the foregoing provisions of this Section 12.6(a) or any other provision of this Agreement, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(b)          Participations.  Any Lender may at any time, without the consent of, or notice to, Borrower or Agent, sell to one or more Persons participating interests in its Advances, commitments or other interests hereunder (any such Person, a “Participant”).  In the event of a sale by a Lender of a participating interest to a Participant, (i) such Lender’s obligations hereunder shall remain unchanged for all purposes, (ii) Borrower and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder, and (iii) all amounts payable by Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender, provided, however, notwithstanding the foregoing, Borrower hereby agrees that each Participant shall be entitled to the benefits of Section 2.10 (subject to the requirements and limitations set forth in Section 2.11) and the requirements under Section 2.9 (it being understood that the documentation required under Section 2.9 shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section 12.6; provided, further, a Participant shall not be entitled to receive any greater payment under Section 2.10, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in Law, regulation ruling, treaty or other action or doctrine of a Governmental Authority that occurs after the date the Participant acquired the applicable participation.  No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 12.5 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders.  Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided, that such right of set-off shall be subject to the obligation of each Participant to share with Lenders, and Lenders agree to share with each Participant, as provided in Section 9.2(d).  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive and binding absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(c)          Replacement of Lenders.  Within 15 days after (i) receipt by Agent of notice and demand from any Lender for payment of additional costs or as provided in Sections 2.5(e) and 2.10, which demand shall not have been revoked, (ii) Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.9, (iii) any Lender is a Defaulting Lender, and the circumstances causing such status shall not have been cured or waived; or (iv) any failure by any Lender to consent to a requested amendment, waiver or modification to any Loan Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender, or each Lender affected thereby, is required with respect thereto (each relevant Lender in the foregoing clauses (i) through (iv) being an “Affected Lender”), Borrower and/or Agent may, at its option, notify such Affected Lender and, in the case of Borrower’s election, Agent, of such Person’s intention to obtain, at Borrower’s expense, a replacement Lender (“Replacement Lender”) for such Lender, which Replacement Lender shall be an Eligible Assignee and, in the event the Replacement Lender is to replace an Affected Lender described in the preceding clause (iv), such Replacement Lender consents to the requested amendment, waiver or modification making the replaced Lender an Affected Lender.  In the event Borrower or Agent, as applicable, obtains a Replacement Lender within 90 days following notice of its intention to do so, the Affected Lender shall sell, at par, and assign all of its Advances and funding commitments hereunder to such Replacement Lender in accordance with the procedures set forth in Section 12.6(a); provided, that (A) Borrower shall have, as applicable, reimbursed such Lender for its increased costs and additional payments for which it is entitled to reimbursement under any of Sections 2.5(e), 2.9 or 2.10, as applicable, of this Agreement through the date of such sale and assignment and (B) Borrower shall pay to Agent the $3,500 processing fee in respect of such assignment.  In the event that a replaced Lender does not execute an Assignment Agreement pursuant to Section 12.6(a) within 5 Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 12.6(c) and presentation to such replaced Lender of an Assignment Agreement evidencing an assignment pursuant to this Section 12.6(c), such replaced Lender shall be deemed to have consented to the terms of such Assignment Agreement, and any such Assignment Agreement executed by Agent, the Replacement Lender and, to the extent required pursuant to Section 12.6(a), Borrower, shall be effective for purposes of this Section 12.6(c) and Section 12.6(a).  Upon any such assignment and payment, such replaced Lender shall no longer constitute a “Lender” for purposes hereof, other than with respect to such rights and obligations that survive termination as set forth in Section 12.1.

(d)          Loan Party Assignments.  No Loan Party may assign, delegate or otherwise transfer any of its rights or other obligations hereunder or under any other Loan Document without the prior written consent of Agent and each Lender.

12.7.     Headings.  Headings and captions used in the Loan Documents (including the Exhibits, Schedules and Annexes hereto and thereto) are included for convenience of reference only and shall not be given any substantive effect.

12.8.      Confidentiality.  Agent and each Lender shall hold all non-public information regarding the Loan Parties and their respective businesses identified as such by Borrower and obtained by Agent or any Lender pursuant to the requirements hereof in accordance with such Person’s customary procedures for handling information of such nature, except that disclosure of such information may be made (i) to such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, auditors, professional consultants, advisors and representatives of such Person and of such Person’s Affiliates (collectively, the “Related Parties” of such Person) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (ii) to rating agencies, insurance industry associations and portfolio management services, (iii) to prospective transferees or purchasers of or participants in any interest in the Advances and, as applicable, the Loan Documents, to prospective contractual counterparties (or the professional advisors thereto) in Rate Contracts permitted hereby and to prospective providers of Bank Products, provided, that any such Persons shall have agreed to be bound by the provisions of this Section 12.8, (iv) to the extent requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties, including any self-regulatory authority, (v) to any other Party hereto, (vi) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vii) as required by Law, subpoena, judicial order or similar order and in connection with any Litigation, (viii) as may be required in connection with the examination, audit or similar investigation of such Person, (ix) with the consent of Borrower, (x) to the extent such information (A) becomes publicly available other than as a result of a breach of this Section, or (B) becomes available to Agent or any Lender or any of their respective Related Parties on a nonconfidential basis from a source other than the Loan Parties, and (xi) to a Person that is a trustee, investment advisor, collateral manager, servicer, noteholder or secured party in a Securitization (as hereinafter defined) in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization.  For the purposes of this Section, “Securitization” shall mean a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of Stock or debt securities which represent an interest in, or which are collateralized, in whole or in part, by the Advances.

Confidential information shall include only such information identified as such at the time provided to Agent and shall not include information that either (A) is in the public domain, or becomes part of the public domain after disclosure to such Person through no fault of such Person, or (B) is disclosed to such Person by a Person other than a Loan Party, provided, Agent does not have actual knowledge that such Person is prohibited from disclosing such information.  The obligations of Agent and Lenders under this Section 12.8 shall supersede and replace the obligations of Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Agent or any Lender prior to the date hereof.

Each of the Agent, the Lenders and the L/C Issuer acknowledges that (a) the certain confidential information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a Governmental Authority (including any self-regulatory authority) without any notification to any Person.

12.9.      Waiver of Consequential and Other Damages.  To the fullest extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Advance or Letter of Credit or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

12.10.    Reinstatement.  Notwithstanding any prior revocation, termination, surrender, or discharge of this Agreement in whole or in  part, the effectiveness of this Agreement shall automatically continue or be reinstated in the event that any payment, proceeds received or credit given by Agent or any Lenders in respect of the Obligations is returned, disgorged, or rescinded under any applicable state or federal law, including, without limitation, laws pertaining to bankruptcy or insolvency, in which case this Agreement shall be enforceable against Borrower as if the returned, disgorged, or rescinded payment, proceeds or credit had not been received or given by Agent or such Lender, and whether or not Agent or such Lender relied upon this payment, proceeds or credit or changed its position as a consequence of it. In the event of continuation or reinstatement of this Agreement, Borrower agrees upon demand by Agent or any Lender to execute and deliver to Agent or such Lender those documents which Agent or such Lender determines are appropriate to further evidence (in the public records or otherwise) this continuation or reinstatement, although the failure of Borrower to do so shall not affect in any way such continuation or reinstatement.

12.11.    Marshaling; Payments Set Aside.  Neither Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations.  To the extent that any Loan Party makes any payment or Agent enforces its Liens or Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefore, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

12.12.    GOVERNING LAW; SUBMISSION TO JURISDICTION.  THIS AGREEMENT, EACH NOTE AND EACH OTHER LOAN DOCUMENT, AND ALL MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.  EACH LOAN PARTY HEREBY CONSENTS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF AND IRREVOCABLY AGREES THAT, SUBJECT TO AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS.  EACH LOAN PARTY EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS.  EACH LOAN PARTY HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON EACH SUCH LOAN PARTY BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH LOAN PARTY AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE 10 DAYS AFTER THE SAME HAS BEEN POSTED.

12.13.    WAIVER OF JURY TRIAL.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY, AGENT AND LENDERS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.  EACH LOAN PARTY, AGENT AND EACH LENDER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS.  EACH LOAN PARTY, AGENT AND EACH LENDER WARRANTS AND REPRESENTS THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

12.14.     Publication; Advertisement.

(a)          Publication.  No Loan Party will directly or indirectly publish, disclose or otherwise use in any public disclosure, advertising material, promotional material, press release or interview, any reference to the name, logo or any trademark of Fifth Third or any of its Affiliates or any reference to this Agreement or the financing evidenced hereby, in any case except (i) as required by Law, (including in any Form 8-K or other public SEC filings of Borrower), subpoena or judicial or similar order, in which case the applicable Loan Party shall give Agent prior written notice of such publication or other disclosure or (ii) with Fifth Third’s prior written consent.

(b)        Advertisement.  Each Lender and each Loan Party hereby authorizes Fifth Third to publish the name of such Lender and Loan Party, the existence of the financing arrangements referenced under this Agreement, the primary purpose and/or structure of those arrangements, the amount of credit extended under each facility, the title and role of each party to this Agreement, and the total amount of the financing evidenced hereby in any “tombstone”, comparable advertisement or press release which Fifth Third elects to submit for publication.  In addition, each Lender and each Loan Party agrees that Fifth Third may provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the Closing Date.  With respect to any of the foregoing, Fifth Third shall provide Borrower with an opportunity to review and confer with Fifth Third regarding the contents of any such tombstone, advertisement or information, as applicable, prior to its submission for publication and, following such review period, Fifth Third may, from time to time, publish such information in any media form desired by Fifth Third, until such time that Borrower shall have requested Fifth Third cease any such further publication.

12.15.    Counterparts; Integration.  This Agreement and the other Loan Documents may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Signatures by facsimile or other electronic transmission (including “pdf” or “tif” format) shall bind the parties hereto.  This Agreement and the other Loan Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

12.16.    No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

12.17.     USA PATRIOT Act Notification.  Agent (for itself and not on behalf of any Lender) and each Lender hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record certain information and documentation that identifies such Loan Party, which information includes the name and address of each Loan Party and such other information that will allow Agent or such Lender, as applicable, to identify such Loan Party in accordance with the USA PATRIOT Act.  The Loan Parties agree to, promptly following a request by Agent or any Lender, provide all such other documentation and information that Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, and the Beneficial Ownership Regulation.

12.18.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)         the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)       the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any applicable Resolution Authority.

12.19.    Acknowledgment Regarding any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Rate Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States), and in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support

12.20.     Termination.  This Agreement shall remain in effect from the Closing Date through and including the Termination Date. At the request of the Borrower, upon the Termination Date the Agent shall, at the sole cost and expense of the Borrower release any Lien granted to or held by the Agent under any Loan Document, without recourse upon or warranty by the Agent. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

12.21.    Amendment and Restatement; No Novation. This Agreement constitutes an amendment and restatement of the Existing Credit Agreement, effective from and after the Closing Date. The execution and delivery of this Agreement shall not constitute a novation of any indebtedness or other obligations owing to the Agent under the Existing Credit Agreement based on facts or events occurring or existing prior to the execution and delivery of this Agreement. On the Closing Date, the credit facilities described in the Existing Credit Agreement, shall be amended, supplemented, modified and restated in their entirety by the facilities described herein, and all loans and other obligations of the Borrower outstanding as of such date under the Existing Credit Agreement, shall be deemed to be loans and obligations outstanding under the corresponding facilities described herein, without any further action by any Person, except that the Agent shall make such transfers of funds as are necessary in order that the outstanding balance of such Loans, together with any Loans funded on the Closing Date, reflect the respective Revolving Loan Commitments of the Lenders hereunder.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

BORROWER:

LINCOLN EDUCATIONAL SERVICES CORPORATION

By:	/s/ Scott M. Shaw
Name:	Scott M. Shaw
Title:	Chief Executive Officer and President

APPENDIX A

ADMINISTRATIVE AGENT:

FIFTH THIRD BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:-	/s/ Nick O’Grady
Name:	Nick O’Grady
Title:	Authorized Signatory

APPENDIX A

LENDERS:

FIFTH THIRD BANK, NATIONAL ASSOCIATION,
as a Lender and L/C Issuer

By:-	/s/ Nick O’Grady
Name:	Nick O’Grady
Title:	Authorized Signatory

APPENDIX A

FLAGSTAR BANK, N.A., as a Lender

By:-	/s/ Carolyn Lattanzi
Name:	Carolyn Lattanzi
Title:	Senior Vice President
Senior Credit Products Specialist

APPENDIX A

PROVIDENT BANK, as a Lender

By:-	/s/ Daniel J. Conway
Name:	Daniel J. Conway
Title:	Vice President

APPENDIX A

SANTANDER BANK, N.A., as a Lender

By:-	/s/ Vincent Torsiello
Name:	Vincent Torsiello
Title:	Senior Vice President

APPENDIX A